UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012
______________

 NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
May 20, 2015
_____________

It is my pleasure to invite you to attend the 2015 Annual Meeting of the Stockholders (the "Annual Meeting") of Advance Auto Parts, Inc. (the "Company"), a Delaware corporation, on Wednesday, May 20, 2015 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.	Election of the twelve nominees named in the Proxy Statement to the Board of Directors to serve until the 2016 annual meeting of stockholders;

2.Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015;

4.	Advisory vote on a stockholder proposal, if presented at our Annual Meeting, regarding the ability of stockholders to act by written consent; and

5.	Action upon such other matters, if any, as may properly come before the meeting.

The Board of Directors recommends a vote FOR Proposal Nos. 1 through 3 and AGAINST Proposal No. 4. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

The Board of Directors set March 25, 2015 as the Record Date.  Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote.  We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.
By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, Human Resources,
General Counsel and Corporate Secretary
Roanoke, Virginia
April 6, 2015

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	6

Nominees for Election to Our Board	6

CORPORATE GOVERNANCE	12

MEETINGS AND COMMITTEES OF THE BOARD	17

DIRECTOR COMPENSATION	19

COMPENSATION COMMITTEE REPORT	22

COMPENSATION DISCUSSION AND ANALYSIS	22

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	37

Summary Compensation Table	37

2014 Grants of Plan-Based Awards Table	39

Outstanding Equity Awards at 2014 Fiscal Year-End Table	41

2014 Option Exercises and Stock Vested Table	43

2014 Non-Qualified Deferred Compensation Table	43

Potential Payments Upon Termination of Employment or Change in Control Table	44

PROPOSAL NO. 2 STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	47

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS	51

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	51

EQUITY COMPENSATION PLAN INFORMATION TABLE	52

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015	53

AUDIT COMMITTEE REPORT	54

PROPOSAL NO. 4 STOCKHOLDER ADVISORY VOTE ON A STOCKHOLDER PROPOSAL	55

OTHER MATTERS	58

______________

ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 20, 2015.

This Proxy Statement and the 2014 annual report to stockholders are available on our Internet website at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the twelve nominees named below as directors, an advisory vote to approve the compensation of our named executive officers, ratification of our independent registered public accounting firm (the "independent auditors"), and an advisory vote on a stockholder proposal, if presented at the Annual Meeting, regarding the ability of stockholders to act by written consent. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.  This Proxy Statement and form of proxy were first mailed to stockholders on or about April 6, 2015.

When and where will the Meeting be held?

The 2015 Annual Meeting will be held on Wednesday, May 20, 2015 at 8:30 a.m. (EDT), at the Advance Auto Parts Store Support Center located at 5008 Airport Road, Roanoke, Virginia 24012.  Our Store Support Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors ("Board") is soliciting your proxy to vote at the Annual Meeting.

Will a proxy solicitor be used?

Yes, we have engaged MacKenzie Partners, Inc. ("MacKenzie Partners") to assist in the solicitation of proxies for the Annual Meeting and we estimate we will pay MacKenzie Partners a fee of approximately $25,000. We have also agreed to reimburse MacKenzie Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify MacKenzie Partners against certain losses, costs and expenses.

What will I be voting on?

At the Annual Meeting, stockholders will vote on the following matters:

1.	The election of the following nominees to the Board to serve until the 2016 annual meeting of stockholders:

• John F. Bergstrom	• William S. Oglesby
• John C. Brouillard	• J. Paul Raines
• Fiona P. Dias	• Gilbert T. Ray
• John F. Ferraro	• Carlos A. Saladrigas
• Darren R. Jackson	• O. Temple Sloan, III
• Adriana Karaboutis	• Jimmie L. Wade

2.	Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for 2015;

4.	Advisory vote on a stockholder proposal, if presented at our Annual Meeting, regarding the ability of stockholders to act by written consent; and

5.	Such other matters, if any, as may properly come before the meeting.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR the election of each of the twelve director nominees to the Board ("Proposal No. 1");

2.	FOR the advisory vote on the approval of the compensation of the Company’s named executive officers ("Proposal No. 2");

3.	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2015 ("Proposal No. 3"); and

4.	AGAINST the advisory stockholder proposal regarding the ability of stockholders to act by written consent, if presented at our Annual Meeting ("Proposal No. 4").

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Tammy M. Finley and Michael A. Norona as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 25, 2015 (the "Record Date") are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 19, 2015, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1 through 3 and AGAINST Proposal No. 4.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 3, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 19, 2015;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Tammy M. Finley, Executive Vice President, Human Resources, General Counsel, and Corporate Secretary at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the Annual Meeting, including those of MacKenzie Partners. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum.  On the Record Date, there were 73,155,613 shares outstanding and 536 stockholders of record.  A majority of our common stock, or 36,577,807 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange.  The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 3 unless they receive voting instructions from the beneficial owners.  Broker non-votes are not treated as votes cast under Delaware law.

What vote is required to approve each proposal?

Proposal No. 1.  For the election of directors, the twelve nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 2.  For the advisory vote to approve the compensation of the Company’s named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal.  However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3. Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 4. For the advisory vote on the stockholder proposal regarding the ability of stockholders to act by written consent, the vote is non-binding and, therefore, no specific vote is required to approve this proposal.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 43006, Providence, RI 02940-3006, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 43006, Providence, RI 02940-3006, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet website, www.AdvanceAutoParts.com (click on the homepage link to 2015 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will mail additional copies to you promptly, at no charge, if you request them from our corporate office by phone at (919) 573-3826 or by mail to 5008 Airport Road, Roanoke, VA 24102, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2016 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2016 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 8, 2015.  Applicable Securities and Exchange Commission ("SEC") rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2016 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 22, 2015, and no later than January 21, 2016.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com.  Our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will vote to elect as directors the twelve nominees listed below to serve until our 2016 Annual Meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Fiona P. Dias, John F. Ferraro, Darren R. Jackson, Adriana Karaboutis, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas, O. Temple Sloan, III and Jimmie L. Wade for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  In the normal course of its deliberations, our Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to our Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 25, 2015.

Name	Age	Position
John F. Bergstrom (2)	68	Director
John C. Brouillard(1)(4)	66	Chair
Fiona P. Dias(2)	49	Director
John F. Ferraro(1)	59	Director
Darren R. Jackson	50	Director and Chief Executive Officer
Adriana Karaboutis(1)	52	Director
William S. Oglesby(3)	55	Director
J. Paul Raines(3)(4)	50	Director
Gilbert T. Ray(2)(4)	70	Director
Carlos A. Saladrigas(1)	66	Director
O. Temple Sloan, III(3)	54	Director
Jimmie L. Wade(3)	60	Director
_______________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Finance Committee

(4)	Member of Nominating and Corporate Governance Committee

Mr. Bergstrom, Director, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America.  Mr. Bergstrom has served in his current role at Bergstrom Corporation for more than five years.  Mr. Bergstrom has served as a director of Associated Banc-Corp, a diversified bank holding company, since December 2010; Kimberly-Clark Corporation, a global health and hygiene company, since 1987; and Wisconsin Energy Corporation, a diversified energy company, since 1987.

Bergstrom Corporation has been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service. With over 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board. In addition, as a result of his service as a director of several other public companies, including membership on the compensation committees of Associated Banc-Corp and Wisconsin Energy, he is in a position to share with the Board his experience with governance issues facing public companies.

Mr. Brouillard, Chair, became a member of our Board in May 2004 and was appointed Lead Director on February 14, 2007. Mr. Brouillard served as the interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 2008, when he became the non-executive Chair of the Board. Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a regional food retailer, in June 2005, a position that he had held since February 1991. From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, a discount department store company, including serving as President of that company.

Mr. Brouillard's background as a chief administrative and financial officer with a grocery retail company recognized for outstanding customer service provides him with strong insights into the types of management and financial issues that face companies in the retail sector. After having served on our Board for over ten years, including seven years as the independent Board Chair and eight months as the interim Chief Executive Officer of the Company, Mr. Brouillard is uniquely situated to understand the inner workings of Advance's Board and management processes. His considerable experience in finance and accounting matters are particularly valuable to the deliberations of the Audit Committee, and his past service on the board of another public company has strengthened his understanding of the governance concerns facing public companies.

Ms. Dias, Director, became a member of our Board in September 2009. Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held this position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc. (now eBay Enterprise), a provider of digital commerce solutions from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias has served as a director of Realogy Holdings Corp., a real estate brokerage company, since June 2013, and she served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.

Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's assessment of the Company's multi-channel strategies. Her position as a director of other public companies, including membership on the compensation committee of Realogy Holdings and past membership on the compensation committee of Choice Hotels, also enables her to share with the Board her experience with governance issues facing public companies.

Mr. Ferraro, Director, became a member of our Board on February 10, 2015. Mr. Ferraro served as Global Chief Operating Officer, or COO, of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014. He retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive board for more than 10 years. Prior to his COO role, Mr. Ferraro served in several senior leadership positions at EY, including Global Vice Chair Audit. He joined EY in 1976 and has served a variety of global companies. Mr. Ferraro is a CPA and a member of the American Institute of Certified Public Accountants.

Mr. Ferraro has had extensive financial, corporate management, governance and public policy experience which is expected to assist the Board in identifying trends and developments that affect public companies. In addition, the Board expects to capitalize on his experience in the areas of marketing and the development of corporate strategy.

Mr. Jackson, Director and Chief Executive Officer, became a member of our Board in July 2004. Since January 2008, Mr. Jackson has continuously served as our Chief Executive Officer. During that time period, Mr. Jackson also served as President from January 2008 to January 2009 and from January 1, 2012 to April 21, 2013, when George E. Sherman became our President. Prior to becoming our Chief Executive Officer, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups. He joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions, including Chief Financial Officer of Carson Pirie Scott & Company, a regional department store company. He began his career at KPMG. Mr. Jackson has served as a director of Fastenal Company, which sells industrial and construction supplies, since July 2012.

Mr. Jackson has served as a member of our Board for over ten years and as the Company's Chief Executive Officer for over seven years. Mr. Jackson's experience in customer service and high growth with large retail companies (including both organic growth and growth by means of strategic acquisitions) and his experience in leading the Company provide him with unique insights into the challenges and opportunities of overseeing the operations, expansion and management of the Company.

Ms. Karaboutis, Director, became a member of our Board on February 10, 2015. Ms. Karaboutis has served as Executive Vice President, Technology and Business Solutions of Biogen Idec, an independent biotechnology company, since September 24, 2014. Prior to joining Biogen, she served as Vice President and Global Chief Information Officer for Dell, Inc. from November 2011 to September 2014, with responsibility for the company’s overall IT enterprise and customer experience.  Previously, Ms. Karaboutis served as Dell’s Vice President of IT, Global Operations and Technology supporting the product groups, manufacturing, procurement and supply chain operations. Prior to joining Dell in 2010, Ms. Karaboutis spent over 20 years at General Motors Corporation and Ford Motor Company in various global IT and business operations leadership positions.

Ms. Karaboutis possesses extensive experience in corporate management, manufacturing, logistics and technology. In addition, her experience with corporate strategy and change management will allow the Board to benefit from her insights as the Company continues the process of integrating General Parts International, Inc. ("GPI") and growing of the Company's Commercial and e-commerce businesses.

Mr. Oglesby, Director, became a member of our Board in December 2004. Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004. Mr. Oglesby has over 30 years of investment banking experience as a result of his current position with The Blackstone Group, L.P., and previous managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.
Mr. Oglesby has served on our Board for over ten years. With his broad experience in the investment banking business, Mr. Oglesby is uniquely equipped to provide the Board with insights into capitalization strategies, capital markets mechanics and strategic expansion opportunities. His experience with us and in the automotive aftermarket industry enables him to provide critical insights into strategic opportunities for our Company, including our recent acquisition of GPI.

Mr. Raines, Director, became a member of our Board in February 2010. Mr. Raines is Chief Executive Officer of GameStop Corporation, the world's largest multichannel retailer of video games, and has held this position since June 2010. From September 2008 to June 2010 he served as Chief Operating Officer of GameStop. Mr. Raines has served as a director of GameStop since June 2012. Prior to joining GameStop, Mr. Raines spent eight years with The Home Depot, Inc., a home improvement specialty retailer, in various management positions in retail operations, including serving as Executive Vice President for U. S. Stores and President of the Southern Division for the Atlanta-based company. He also has extensive international expertise covering Latin America, Asia and Europe.

Under Mr. Raines’ leadership, GameStop has undergone a transformation to become a global hybrid physical and digital specialty retailer in the video game, consumer electronics and technology space. The company has operations in 15 countries across Europe, Canada, Australia and the United States, and is a Fortune 500 and S&P 500 company, employing more than 40,000 people.  The Board draws on Mr. Raines’ insights gained from his expertise in the areas of retail strategy, store operations, customer service, merchandising, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing.

Mr. Ray, Director, became a member of our Board in December 2002. Mr. Ray was a partner of the law firm of O'Melveny & Myers LLP until his retirement in February 2000. Mr. Ray has been a member of the boards of Towers Watson & Co., formerly Wyatt Worldwide, Inc., a professional services company, since 2000; Dine Equity, Inc., the restaurant holding company of Applebee's and IHOP, since 2004; and Diamond Rock Hospitality Company, a lodging-focused real estate company, since 2004.

Mr. Ray's service on our Board provides institutional knowledge and continuity to our Board. His experience as an attorney allows Mr. Ray to provide guidance to the Company on legal and fiduciary matters. He has extensive experience with conventional corporate and tax-exempt transactions, as well as international finance. In addition, Mr. Ray's service as a director on the boards of other public companies provides the Company with valuable insights on corporate governance issues that face the Board and the Company.

Mr. Saladrigas, Director, became a member of our Board in May 2003. Mr. Saladrigas has been the Chairman and Chief Executive Officer of Regis HR Group, a Professional Employee Organization, since July 2009. Also, Mr. Saladrigas founded and has been the Chairman and Chief Executive Officer of Concordia Behavioral Health, a privately held managed behavioral health care organization, since January 2011. Mr. Saladrigas served as Chairman of the Premier American Bank in Miami, Florida from September 2001 until June 2007. Mr. Saladrigas served as the Vice Chairman of Premier American Bank until his resignation in July 2008. A receiver was appointed for Premier American Bank in January 2010. From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses. Mr. Saladrigas has served as a director of Progress Energy, Inc., an energy utility company, from 2001 to July 2012, when he became a director of Duke Energy Corporation, an electric power holding company following its acquisition of Progress Energy; Carolina Power & Light Company, an energy utility company, since 2001; and Florida Progress Corporation, a diversified holding company whose primary businesses are fuel supply and power, since 2001. From June 2006 to April 2009, Mr. Saladrigas served as a director of MBF Healthcare Acquisition Corporation, an acquisition company focused in the healthcare industry. He has also served as a member of the Latino/Hispanic Advisory Board for PepsiCo.

Mr. Saladrigas provides stability and continuity to the Board as well as valuable leadership related to his experience in financial management and as a human resources professional. He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations. Mr. Saladrigas provides the Board with relevant insights into the Latino/Hispanic segment of the Company's customer base.

Mr. Sloan, Director and former President of GPI, became a member of our Board on January 2, 2014. He served as President of GPI from 2001 to 2008 and from January 2, 2014 to January 3, 2015. Prior to our acquisition of GPI, he served as President and Chief Executive Officer of GPI from 2008 to January 2, 2014. Mr. Sloan has over 30 years of experience in the automotive aftermarket. He currently serves as a director of Trail Creek Investments, Inc. and as a member of a Wells Fargo Bank Regional Advisory Board and the National Association of Chief Executive Officers. Mr. Sloan is also a member of the Board of Trustees of Northwood University.

Mr. Sloan’s extensive experience in the automotive aftermarket industry is an invaluable asset to the Company. He has particular expertise in the Commercial business, which is a key focus of the Company, and will continue to assist with our integration of GPI. Mr. Sloan's experience in acquisitions and the subsequent integration of businesses equips him to serve a key role in our future success and in the Board's analysis of steps to achieve the full integration of GPI.

Mr. Wade, Director and Past President, became a member of our Board in September 2011. Mr. Wade served as our President from January 2009 to January 1, 2012 and from October 1999 to May 2005. He continues to provide strategic leadership to the Company, such as playing an integral role in the Company's acquisitions of B.W.P. Distributors, Inc. ("BWP") and GPI. Mr. Wade joined us in February 1994 and has held several key senior executive roles with the Company including Executive Vice President from May 2005 until January 2009 and Chief Financial Officer from March 2000 through August 2003. Prior to 1993, Mr. Wade was Vice President, Finance and Operations of S.H. Heironimus, Inc., a regional department store company. Mr. Wade has served as a director of Tuesday Morning Corporation, a closeout retailer of upscale home accessories and related merchandise, since September 2014; Lumber Liquidators, a specialty retailer of hardwood flooring, since September 2011; and various non-profit boards.

Mr. Wade has 21 years of experience with the Company in various business, finance and strategic leadership roles and has broad expertise and knowledge of the automotive aftermarket industry, as well as experience in retail finance and operations prior to joining the Company in 1994. During his career, he has gained and developed extensive business, finance, supply chain, marketing and leadership skills, as well as solid instincts and understanding regarding acquisition opportunities, challenges and processes. Further, he possesses an understanding of strategic business planning, risk assessment and store operations that makes him uniquely suited to serve as a member of the Board. Mr. Wade's experience and expertise in business integration and in the automotive aftermarket industry are critical to our successful integration of GPI and the Board's evaluation of key milestones in the GPI integration process.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

Overview

Our Company believes that good corporate governance practices reflect our values and support our strong strategic and financial performance.  The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees ("Team Members").  Our by-laws provide that in an uncontested election, directors must receive a majority of the votes cast at the Annual Meeting for the election of directors.  Each standing committee of the Board has a charter, which can be found at www.AdvanceAutoParts.com, that spells out the committee’s roles and responsibilities assigned to it by the Board.  In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by stockholders and other interested parties, and the independence and qualifications of our directors.  This "Corporate Governance" section provides insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

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the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;

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Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisers and our expectations regarding the performance of our directors;

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committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, management development and succession planning;

•	codes of conduct; and

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other matters, including auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our executive officers and directors, use of the corporate airplane, and confidential stockholder voting.

A complete copy of our Guidelines on Significant Governance Issues is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Bergstrom, Brouillard, Ferraro, Oglesby, Raines, Ray and Saladrigas and Mses. Dias and Karaboutis are each “independent” directors under the listing standards of the New York Stock Exchange ("NYSE"), because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  In addition, based on such standards, the Board determined that Mr. Jackson is not independent because he is our Chief Executive Officer, that Mr. Sloan is not independent because he is a former executive officer of the Company having served as the President of the Company’s subsidiary GPI through the end of the 2014 fiscal year, and that Mr. Wade is not independent because he is currently employed by the Company. Given the increased size and complexity of the Company resulting from the acquisition of GPI, and consistent with the Board's previously disclosed goal of no less than 75 percent of the Board being determined to be independent, the Board recently increased its size from ten to twelve and achieved its goal regarding independence with the appointment of Mr. Ferraro and Ms. Karaboutis, each of whom have been determined by the Board to be independent under applicable standards. To determine whether a director was qualified to be considered independent, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. In assessing the materiality of other relationships to determine the independence of Mr. Ferraro, the Board evaluated the services that were provided to the Company by Ernst & Young LLP, the U. S. member firm of EY, during the 2014 fiscal year, and described in greater detail in the "Related Party

Transactions" section of this Proxy Statement. The Board noted that the services were not provided by Mr. Ferraro personally and that the nature and extent of the services provided should not impair his independence. Based upon such assessment and all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent resume or biography of each director, the Board made a determination of independence.  Our Board reviews each director’s status under this definition at least annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Independent Directors

During 2014, the independent directors on our Board met a total of 4 times.  During 2014, these meetings were presided over by Mr. Brouillard, the non-executive Chair of the Board.  For 2015, our independent directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board.  Mr. Brouillard is expected to preside over these meetings during 2015.

Board Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer.  Immediately prior to Mr. Jackson’s appointment as President and Chief Executive Officer, Mr. Brouillard served as the Company’s interim Chair, President and Chief Executive Officer.  At the time of Mr. Jackson’s appointment, his prior experience had primarily been in financial management and leadership roles at various retail companies. The Board decided to retain Mr. Brouillard as the independent Chair of the Board in order to provide Mr. Jackson with an opportunity to lead the Company’s management with the support and guidance of an experienced chief executive officer serving in the role of the independent Board Chair.  The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer.  The Board believes that Mr. Brouillard has continued to serve a valuable role in supporting Mr. Jackson and providing leadership to the Board as a whole and has decided to maintain the separation of those roles at this time.  In the event that the Board chooses to combine these roles, the Company’s governance guidelines provide for the selection of an independent lead director.  The responsibilities of the independent Chair or independent lead director include presiding over meetings of the Board or of the independent directors and participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that all directors’ viewpoints are heard and considered.

Stockholder and Interested Party Communications with our Board

Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: General Counsel.  The general counsel will not open a communication that is conspicuously marked "Confidential" or is addressed to one or more of our independent directors, our non-management directors as a group or our Board Chair and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-management directors. Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of any time sensitive communication to the extent such communication indicates time sensitivity.

In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  Nine directors were in attendance at our 2014 annual meeting of stockholders.

Nominations for Directors

Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2014, the Committee retained an executive search firm to assist in identifying potential director candidates. Immediately following our acquisition of GPI in January 2014, Mr. O. Temple Sloan, III, the former Chief Executive Officer and President of GPI, was elected to serve as a director. As discussed in the "Director Independence" section of this Proxy Statement, in conjunction with the GPI acquisition we decided to increase the size of the Board. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, Committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

In addition to determining whether a candidate for director possesses the qualifications and experience that are a prerequisite for nomination, the Nominating and Corporate Governance Committee considers whether a candidate’s background and experience would complement the skills and experience of the existing Board members.  The Nominating and Corporate Governance Committee also considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. The Board has not adopted a formal policy with regard to diversity (as to gender, ethnic background and experience) in the composition of the Board although the Nominating and Corporate Governance Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of such diversity. After completing its evaluation, the Committee recommended that Mr. Ferraro and Ms. Karaboutis be elected by the Board to serve as independent directors commencing in February 2015.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by the Company’s by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by submitting a request to: Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: Corporate Secretary.  Our by-laws also are available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics and Business Conduct

We expect and require all of our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of our Code of Ethics and Business Conduct is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics for Finance Professionals

We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, chief accounting officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Related Party Transactions

Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.  Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction.  The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and make a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.

In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or Audit Committee) any interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The annual Director and Officer Questionnaire is prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.

During 2013 the Company retained Blackstone Advisory Partners, L.P., to provide financial advisory services and assist with negotiations related to the potential acquisition of GPI by the Company. The Company agreed to pay certain fees upon the execution of a definitive acquisition agreement and additional fees upon the closing of the acquisition by the Company. As a result of the successful completion of the GPI acquisition, the Company paid Blackstone Advisory Partners a total of $8 million for its services, a portion of which was paid upon the closing of the transaction, which occurred on January 2, 2014. Mr. Oglesby, who is a member of our Board, is a partner of Blackstone Advisory Partners and Blackstone Holdings and an equity owner of The Blackstone Group, L.P. Mr. Oglesby did not receive any compensation directly from us or from The Blackstone Group for the services provided. Mr. Oglesby will share in the profit of The Blackstone Group, L.P. generated by the fees we paid to Blackstone Advisory Partners to the extent of his ownership interest in The Blackstone Group, L.P. The terms of the engagement agreement and Mr. Oglesby's role in the project were reviewed and approved by the Board prior to the execution of the agreement by the Company. Neither The Blackstone Group nor Mr. Oglesby in his role with The Blackstone Group provided investment banking or financial advisory services to the Company during fiscal year 2014. No other investment banking fees have been paid by us to Mr. Oglesby or to The Blackstone Group during Mr. Oglesby's tenure on the Board, and Mr. Oglesby has not served as a member of any independent committee of the Board since December 2009.

Prior to our acquisition of GPI in early 2014, GPI was a privately held company controlled by Mr. Sloan and his family. Since the commencement of Fiscal Year 2014, Mr. Sloan and/or various members of his immediate family and/or entities owned, directly or indirectly, wholly or substantially, by any of them (each a "Sloan-related Party"), have been involved in various transactions with GPI or its subsidiaries (a "GPI Entity"), including the following:

•	GPI Entities received aggregate rent of approximately $298,000 for Fiscal 2014 through March 25, 2015, from a Sloan-related Party for multiple real property subleases.

•	GPI Entities paid aggregate rent of approximately $860,000 for Fiscal 2014 through March 25, 2015, to Sloan-related Parties for multiple real property leases and subleases.

•
A GPI Entity guarantees equipment lease obligations of certain GPI customers to a Sloan-related Party lessor. The largest aggregate amount of principal of these guarantee obligations outstanding since the beginning of Fiscal 2014 is approximately $1,168,000. This liability generally decreases on a monthly basis as customers pay off their lease obligations.

•
Certain Sloan-related Parties have been, and continue to be, both customers and suppliers of certain GPI Entities. For fiscal year 2014 through March 25, 2015, these Sloan-related Parties, as customers, paid GPI Entities approximately $60,000 and, as suppliers, received approximately $509,000 from GPI Entities.

•
In connection with our acquisition of GPI in early 2014, the Sloan-related Parties, including Mr. Sloan, are entitled in the aggregate to approximately 12% of the purchase price the Company paid to acquire GPI. For more information regarding the GPI acquisition, see the "Acquisitions" footnote to the Company's Consolidated Financial Statements contained in the Company's 2014 Annual Report on Form 10-K filed with the SEC on March 3, 2015.

Since the outset of Fiscal 2014, car dealerships owned by Bergstrom Corporation, where Mr. Bergstrom is the Chairman and Chief Executive Officer, paid us a total of approximately $400,000 to purchase automotive parts. Such purchases were made in the ordinary course of business upon terms available to similarly situated Commercial customers of the Company.

Since the beginning of Fiscal 2014, the Company paid Ernst & Young LLP, the U. S. member firm of EY, approximately $565,000 in integration, tax and accounting-related fees. During Fiscal 2014, Mr. Ferraro was a partner in EYEA LLP ("EY

Global"), which is owned in part by Ernst & Young LLP. The Board evaluated the types and value of the services that were expected to be provided to the Company by Ernst & Young LLP prior to the appointment of Mr. Ferraro as a director.

Succession Planning

In light of the critical importance of executive leadership to the Company’s success and consistent with the Company’s Guidelines for Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Compensation Committee.  The Compensation Committee, working in consultation with the Nominating and Corporate Governance Committee, is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the chief executive officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met 5 times during 2014.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE.  In addition, we have a Finance Committee.  The following table sets forth the names of each current committee member, the number of times each committee met in 2014 and the primary responsibilities of each committee.

Name of Committee and Members	Primary Responsibilities
Audit (met 11 times) Carlos A. Saladrigas (Chair) John C. Brouillard John F. Ferraro Adriana Karaboutis	• • • • • •
monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance;

appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;

pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

monitors the qualifications, independence and performance of our independent registered public accounting firm;

monitors and reviews applicable enterprise risks identified as part of our enterprise risk management program; and

oversees our internal audit function.

Compensation (met 5 times) John F. Bergstrom (Chair) Fiona P. Dias Gilbert T. Ray	• • • • • • • •
reviews and approves our executive compensation philosophy;

annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO's performance in light of these goals;

determines and approves the compensation of our executive officers;

oversees our incentive and equity-based compensation plans;

oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board;

reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

reviews compensation-related risks; and

reviews applicable enterprise risks identified as part of our enterprise risk management program as they relate to our human resources, compensation and employment programs and practices.

Name of Committee and Members	Primary Responsibilities
Finance (met 4 times) William S. Oglesby (Chair) J. Paul Raines O. Temple Sloan, III Jimmie L. Wade	• • • • •
reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing;

reviews credit metrics, including debt ratios, debt levels and leverage ratios;

reviews all aspects of financial planning, cash uses and our expansion program;

reviews and recommends the annual financial plan to the Board; and

keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to financial matters.

Nominating and Corporate Governance (met 4 times) Gilbert T. Ray (Chair) John C. Brouillard J. Paul Raines	• • • • •
assists the Board in identifying, evaluating and recommending candidates for election to the Board;

establishes procedures and provides oversight for evaluating the Board and management;

develops, recommends and reassesses our corporate governance guidelines;

evaluates the size, structure and composition of the Board and its committees; and

keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to corporate governance matters.

Effective with the appointment of Mr. Ferraro and Ms. Karaboutis on February 10, 2015, to serve as members of the Audit Committee, Mr. Raines was reassigned from the Compensation Committee, where he served during Fiscal 2014, to the Finance Committee, and Mr. Ray, was reassigned from the Audit Committee, where he served during Fiscal 2014, to the Compensation Committee.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

On August 5, 2008, the SEC approved a settlement with Ernst & Young LLP and two of its partners, including Mr. Ferraro, relating to auditor independence issues arising out of business relationships between Ernst & Young LLP and an individual who was also a member of the board of directors of three of its audit clients.  The underlying matters at issue occurred in 2002 while Mr. Ferraro was serving as Vice Chairman of Ernst & Young LLP. Ernst & Young and Mr. Ferraro resolved the matter by way of a negotiated settlement in which the respondents neither admitted nor denied the underlying allegations and accepted an administrative cease and desist order.  The negotiated resolution did not involve any suspension, fines or other sanctions on Mr. Ferraro.  Mr. Ferraro thereafter remained a partner in good standing at Ernst & Young through January 2015. During its evaluation of Mr. Ferraro as potential director, the Board took into consideration all factors regarding Mr. Ferraro’s character and experience and determined that he would be a significant asset as a member of the Board.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance, the Audit Committee is charged with discussing the guidelines and policies with respect to risk assessment and risk management.  The Company’s senior internal audit professional, who reports to the Audit Committee, has developed an enterprise risk management ("ERM") framework through which management has identified the key areas of risk that face our Company.  After reviewing the enterprise risks identified by management in consultation with senior management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight to appropriate committees of the Board or to the full Board.  The Company has used elements of the Committee of Sponsoring Organizations of the Treadway Commission, or COSO, ERM framework to build a tailored approach to risk management that fits the culture and risk environment of the Company.  The Company’s senior internal audit professional also reviews risk areas with senior management on a regular basis.

Aligning Stockholder Interests and Compensation Risk Mitigation

We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company.  Our performance-based executive compensation program, as described more fully in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy discussed in the CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term.  As shown in the "Total Compensation Mix" table, the compensation of our executives is primarily based on performance over a long-term period.  We believe the performance-based vesting of our stock appreciation rights ("SARs"), restricted stock and restricted stock units ("RSUs") drives long-term decision making and mitigates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other senior executives. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other Team Members are linked to financial, customer or operating measures.  Management regularly reviews and audits the Company’s bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and the results of the audits are regularly reported to the Compensation Committee. Directors and management are subject to the Company's insider trading policy, which prohibits hedging with Company stock and prohibits the pledging of Company stock unless certain stringent requirements are met.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past fiscal year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions, or in the absence of any such committee, the board of directors) or the board of directors of any entity that has one or more of its executive officers serving on our Compensation Committee or Board.

DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Non-management directors receive an annual retainer of $85,000 and all additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee chair receives $20,000, and the Compensation Committee chair receives $15,000.  Each chair of the other Board committees receives $10,000.  The Board chair receives an additional $100,000 retainer.

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of deferred stock units, or DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives long-term equity incentives valued at $125,000 per year.  The long-term incentives are awarded annually in the form of DSUs.  Directors’ annual stock-based compensation is granted to them shortly after the date of the annual stockholder meeting.  Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The long-term equity incentives are delivered in the form of DSUs which are fully vested after one year of board service and are distributed in common shares after the director’s service on the Board ends.  In May 2014, each non-management director received long-term incentives valued at $125,000, which were granted in the form of 1,018 DSUs.

2014 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to our directors who are not named executive officers for our last fiscal year:

Name (a)	Fees Earned or Paid in Cash (b) ($)	Stock Awards (c) ($)	All Other Compensation ($)	Total ($)
John F. Bergstrom	$100,000	$125,000	$ —	$225,000
John C. Brouillard	185,000	125,000	—	310,000
Fiona P. Dias	85,000	125,000	—	210,000
William S. Oglesby	95,000	125,000	—	220,000
J. Paul Raines	85,000	125,000	—	210,000
Gilbert T. Ray	95,000	125,000	—	220,000
Carlos A. Saladrigas	105,000	125,000	—	230,000
Jimmie L. Wade (d)	—	779,758	639,532	1,419,290

(a)	Mr. Ferraro and Ms. Karaboutis joined our Board in February 2015 and received no director compensation during Fiscal 2014.

(b)	Information includes paid or deferred board annual retainers and chair retainers during Fiscal 2014.

(c)
Except in the case of Mr. Wade, represents the grant date fair value of DSUs granted during Fiscal 2014.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2014 Form 10-K filed with the SEC on March 3, 2015.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the directors.

(d)
Mr. Wade did not receive any compensation pursuant to the non-management director compensation program. For Mr. Wade, the value of "Stock Awards" represents the grant date fair value of an annual grant of 850 time-based RSUs granted to him on December 1, 2014, pursuant to the terms of his Employment Agreement with the Company, which is described in the "CD&A" section of this Proxy Statement, and a conversion of the performance-based portion of his December 2011 LTI grant at target level to 5,273 time-based RSUs effective June 1, 2014. Due to the Company’s desire to retain Mr. Wade’s expertise to assist with certain strategic and leadership development matters, the vesting terms of his performance-based RSU grant made in December 2011 were adjusted such that the vesting would be at no less than target and tied to continued employment rather than continue being performance-based. The amended vesting terms were approved by the Compensation Committee in May 2014. As a result of these amended terms, 5,273 RSUs, representing Mr. Wade’s performance-based award at target level for the December 2011 grant, vested and were converted to shares of common stock on December 1, 2014. Mr. Wade was not eligible for enhanced vesting of this award based on Company performance. The terms of Mr. Wade's December 1, 2014 RSU grant are consistent with the terms of the time-based portion of the December 1, 2014 LTI grant to NEOs described in the "Grants of Plan-Based Awards Table" of this Proxy Statement. The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2014 Form 10-K filed with the SEC on March 3, 2015.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by Mr. Wade. "All Other Compensation" includes Mr. Wade's 2014 fiscal year annual salary of $254,803, pursuant to the terms of his Employment Agreement with the Company, which is described in the "CD&A" section of this Proxy Statement, as well as Company matching contributions according to the terms of the Company’s 401(k) plan, life insurance premiums paid by the Company for Mr. Wade, realized and unrealized gains with respect to his deferred compensation balance and a one-time cash payment in the amount of $350,000 as part of a separate agreement reached between the Company and Mr. Wade related to his continued service with the Company.

Directors’ Outstanding Equity Awards at 2014 Fiscal-Year End Table

The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our directors who are not also named executive officers:

Name	Outstanding Stock Options and SARs	Outstanding Deferred Stock Units	Outstanding Restricted Stock and RSUs
John F. Bergstrom	—	9,319	—
John C. Brouillard	—	14,894	—
Fiona P. Dias	—	9,696	—
William S. Oglesby	—	14,207	—
J. Paul Raines	—	10,847	—
Gilbert T. Ray	5,709	12,966	—
Carlos A. Saladrigas	—	16,990	—
Jimmie L. Wade(a)	—	—	3,166

(a)
Outstanding RSUs for Mr. Wade reflect equity awards granted to him as an executive of the Company. Outstanding RSUs that are subject to performance conditions are shown at the threshold level, described further in the "CD&A" section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Mr. Bergstrom is the chair of our Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our website at www.AdvanceAutoParts.com under the Investor Relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations.  Based upon our review and discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
John F. Bergstrom (Chair)
Fiona P. Dias
J. Paul Raines
Gilbert T. Ray

COMPENSATION DISCUSSION AND ANALYSIS
This section describes the compensation packages of the Company’s principal executive officer, principal financial officer, President and two other most highly compensated officers who were employed by us on January 3, 2015 (we refer to such individuals as the named executive officers, or "NEOs," in this proxy statement). The Company’s NEOs and their positions are identified below:
•Darren R. Jackson, Chief Executive Officer
•Michael A. Norona, Executive Vice Present, Chief Financial Officer
•George E. Sherman, President
•O. Temple Sloan, III, Former President, General Parts International, Inc.*
•Charles E. Tyson, Executive Vice President, Merchandising, Marketing and Supply Chain
* Mr. Sloan served as President, General Parts International, Inc. through the end of Fiscal 2014.
Executive Summary
Performance Highlights
Advance Auto Parts is a customer-focused company that has a track record of delivering value to our stockholders. Our management team’s execution of customer-focused programs and services has made it possible to grow stockholder value over time. In Fiscal 2014, our executive team led us through a good year of business performance. The key business priorities centered on methodically improving our business while successfully executing on our integration of GPI. We achieved solid improvements in our earnings per diluted share ("Comparable Cash EPS") and operating income ("Comparable Operating Income") on a comparable operating basis and increased comparable store sales over the prior year. Our Comparable Cash EPS and Comparable Operating Income results for Fiscal 2014 and Fiscal 2013 reported below are on a comparable basis to exclude the following items:
2014

•	$73.2 million of GPI integration expenses ($0.61 impact to EPS);

•	$42.7 million of amortization related to the acquired assets from GPI ($0.36 impact to EPS);

•	$9.0 million of BWP integration expenses ($0.08 impact to EPS); and

•	$21.1 million of operating income from the 53rd week partially offsetting the above expenses ($0.17 impact to EPS).

2013

•	$27.0 million of transaction expenses related to our acquisition of GPI, of which $2.0 million was interest related ($0.27 impact to EPS); and

•	$8.0 million of BWP integration expenses ($0.08 impact to EPS).

Our overall financial results, including a detailed reconciliation of our comparable (non-GAAP) financial results to the most comparable GAAP financial results, are more fully described in our current Report on Form 8-K filed with the SEC on February 12, 2015 and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on March 3, 2015. Below is a summary of our financial performance in Fiscal 2014:

•
Net sales for Fiscal 2014 were $9,843.9 million, an increase of $3,350.0 million, or 51.6%, over net sales for Fiscal 2013. This growth was primarily due to sales of $3,040.5 million from the acquired GPI operations, $150.4 million in sales from the 53rd week, comparable store sales of 2.0% and sales from new stores opened during Fiscal 2014.

•	Comparable Operating Income for Fiscal 2014 increased 37.8% (or $262.3 million) to $955.6 million as compared to Fiscal 2013.

•	Comparable Cash EPS was $7.59, an increase of 33.9% from Fiscal 2013.

◦	The increase in both Comparable Operating Income and Comparable Cash EPS was driven primarily by the acquired GPI operations and the increase in comparable store sales.

During Fiscal 2014, we maintained our strategic focus and achieved several important strategic and operational milestones that we believe position us well for the future, including:

•	Achievement of strong base business sales and earnings growth highlighted above.

•	Completion of the acquisition and significant progress toward the integration of GPI.

•	Opening of 143 new stores and 8 branches in Fiscal 2014, in addition to the acquisition of 1,223 Carquest stores and 103 Worldpac branches as a result of our acquisition of GPI.

Despite delivering good financial and strategic results in Fiscal 2014, our performance with respect to Operating Income and Sales fell below incrementally higher targets established by the Committee, commensurate with our commitment to grow our sales and operating income, for our NEOs to earn annual bonus payments.  Accordingly, our NEOs received no annual cash bonus payments for Fiscal 2014.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement has played a significant role in our ability to drive strong financial results by enabling us to attract and retain a highly experienced and successful team to manage our business.  Our pay programs strongly support our key business objectives and are targeted to drive comparable store sales and operating income growth which align with the value provided to our stockholders. Accordingly, if our stockholder value declines, so does the compensation delivered in the form of equity to our executives. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of his or her total compensation that we link to performance (see sections entitled "Compensation Philosophy and Objectives" and "Executive Compensation Components"). At our 2014 Annual Meeting, we received overwhelming stockholder support of our executive compensation programs as evidenced by a favorable vote by nearly 98 percent of the shares voted. The Compensation Committee of the Board ("Committee") considered last year's voting results as they reviewed our compensation practices.

We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to support us and grow our business profitably for many years, as well as to support our culture and the traditions that have guided us for more than 80 years.

Fiscal 2014 Executive Officer Compensation Program Highlights
The following table summarizes the compensation elements provided for our NEOs in Fiscal 2014, as well as the rationale for the key actions and decisions made by the Committee with respect to each element.  Executives’ compensation consisted primarily of the following components in addition to limited perquisites and the retirement, health and welfare plans and programs in which all of our full-time U.S. Team Members participate.  More information is provided about each compensation element later in this CD&A.

Compensation Element	Key Features and Purpose	Fiscal 2014 Actions
Base Salary	• •
Fixed annual cash compensation to attract and retain talented executives.

Base pay increases are considered on a calendar year basis to align within the median range of our peer group (as described on pages 26 and 27 of this Proxy Statement) and to reflect the scope and complexity of each executive’s position.  Actual positioning varies to reflect each officer’s skills, experience, time in job and contribution to our success.
• •
The Committee increased the base salary of the CEO, President, and EVP, Merchandising, Marketing and Supply Chain in 2014 to better align base pay for these individuals with comparable positions in peer companies of similar size following the GPI acquisition.

The Committee established the base salary of the President of GPI consistent with his compensation as the former CEO of GPI and in consideration of the key role he was expected to play in the integration of GPI.

Annual Incentive Plan ("AIP") Cash Incentive Award	• • •
Performance-based variable pay is tied to achievement of key annual financial and operating objectives.  Primary measures for 2014 included:
     • Enterprise operating income, including synergy
        savings and integration costs in connection with the
        integration of GPI into the Company (weighted 80
        percent)
     • Enterprise sales (weighted 20 percent)

Individual AIP opportunities are expressed as a percent of base salary and can vary for executives based on their positions. Target AIP award opportunities are generally established so that total annual cash compensation (base salary plus target AIP) approximates the median of our peer group. The range of potential payouts is zero to 200 percent of target.

AIP amount earned is determined based on the results achieved as determined by the Committee after evaluating our performance against pre-established, short-term financial and operating goals. We must achieve a minimum level of operating income or sales in order for any executive to receive a payment under the AIP.
• •
For Fiscal 2014, achievement of a minimum of 94.5 percent of the target level operating income or 99 percent of the target level enterprise sales in Fiscal 2014 was required for named executive officers to receive any 2014 AIP payments.

While enterprise operating income growth and sales were strong, 2014 operating income and sales performance fell below the thresholds required for a payout and resulted in zero AIP payments for the NEOs.

Long-Term Incentive ("LTI") Compensation	• • • • •
Stock-based compensation awards are granted annually to create incentives for long-term creation of stockholder value, to reward achievement of multi-year financial objectives, and to promote retention of key talent.

Annual awards to our executive officers were in the form of time-based restricted stock units, or RSUs (50 percent of the award value), and performance-based stock appreciation rights, or SARs (50 percent of the award value).

Time-based vesting: The time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant based on continuing service.

Performance-based vesting: The total number of performance-based SARs earned by named executive officers can range from 0 to 200 percent of the target number of performance-based SARs based on achievement of three-year operating income and comparable store sales growth objectives established by the Committee.

Prior to December 2013, we used a comparison of our Economic Value Added ("EVA") (as described on page 30 of this Proxy Statement) compared with the EVA performance of the compensation peer group selected by the Committee as the performance metric for our annual LTI awards. The relative EVA metric provided a market-based indication of our relative EVA success; however, it was not easily understood by or readily accessible to LTI participants. Therefore, beginning with the December 2013 grants, the Committee changed the performance measures to cumulative operating income and comparable same store sales growth to provide participants with a clearer line of sight to the Company’s growth objectives.

• • •
For the 2015-2017 performance period, the Committee granted the named executive officers time-based RSUs and performance-based SARs on December 1, 2014. For the 2014-2016 performance period, the Committee granted time-based RSUs and performance-based SARs on December 12, 2013. Messrs. Jackson, Norona, Sherman, and Tyson received additional grants of time-based RSUs and performance-based SARs in February 2014, subject to the same goals for the 2014-2016 performance period, so that each executive’s target total direct compensation would be competitive with our revised peer group of companies listed on page 26 of this Proxy Statement.

In February 2014, certain senior executives of GPI, including the former President of GPI, received a new hire grant of performance-based RSUs that may vest on March 1, 2017, based on our performance during the 2014-2016 performance period utilizing the same metrics as the December 2013 annual LTI grants for the 2014-2016 performance period.

The performance-based portion of the annual equity award granted in December 2011 for the 2012-2014 performance period was based on our relative EVA performance for the 2012 through 2014 performance period. Our relative EVA performance result was below a threshold level for payout, resulting in our NEOs receiving no payout for the performance-based portions of the annual grants awarded in December 2011.

Compensation Governance Highlights

We believe good corporate governance practices that reflect our values and support our strong strategic and financial performance must include policies and procedures related to our compensation practices. Consistent with this belief, we have adopted the following practices:

•
Incentive Compensation Clawback Policy - During Fiscal 2012 our Board adopted an Incentive Compensation Clawback Policy, which provides that the Incentive Compensation of a Covered Employee, as those terms are defined in the policy, may be required to be repaid if the Covered Employee's fraud or willful misconduct caused us to prepare an accounting restatement due to our material non-compliance with financial reporting requirements. The policy applies to our current and former executive officers and any other employee that the Committee or the Board may designate. As discussed in the "Employment Agreements" section of this CD&A, the employment agreements with each of our NEOs provide that their incentive compensation is subject to the clawback policy.

•
No Excise Tax Gross-Ups for Change in Control Payments - The employment agreements of our NEOs do not provide for excise tax gross-ups for excess parachute payments in connection with a Change in Control. Rather, the agreements provide for the reduction of payments to an executive if a reduction would provide the executive with a greater after tax amount than if payments were not reduced.

•
Double-Trigger Vesting - Commencing in December 2012, the LTI awards granted to our NEOs provide for "double-trigger" vesting acceleration in the event of a Change in Control, as defined in the Advance Auto Parts 2004 Long-Term Incentive Plan, as amended ("2004 LTIP") or in the Advance Auto Parts 2014 Long-Term Plan ("2014 LTIP"). That is, immediate vesting of outstanding awards will not occur unless either the awards are not replaced or the executive's employment is terminated without Due Cause (as defined in the Executive's employment agreement) within 24 months following the Change in Control.

•
Stock Ownership Guidelines - Our Board has established stock ownership guidelines, which require our directors and senior officers to achieve and maintain meaningful levels of stock ownership to ensure better alignment with the interests of our stockholders. In addition, LTI awards granted to our CEO during the four most recent fiscal years include a one-year holding period for shares acquired from the exercise of SARs or the vesting of restricted stock or RSUs.

•
Hedging and Pledging Prohibited - Our Insider Trading Policy prohibits directors and certain employees, including executive officers, from transactions in our stock except during specified window periods and prohibits directors and all employees from engaging in hedging of our common stock and prohibits pledging of our common stock unless certain stringent requirements are met.

•
Independent Compensation Consultant - As discussed in the "Compensation Decision Roles" section of this CD&A, the Committee has exercised its authority to retain the services of an independent compensation consultant.

Compensation Decision Roles

The Committee has final approval on the determination of all compensation recommendations for our NEOs and other executive officers, authorizes all awards under the 2004 and 2014 LTIPs, recommends or reports its decisions to the Board and oversees the administration of the compensation programs for executive officers, including the NEOs.  Decisions regarding non-equity compensation of other employees are made by management.  The chief executive officer annually reviews the performance of each NEO and other executive officers and makes recommendations with respect to salary adjustments and incentive amounts to the Committee.  The Committee’s annual review of the chief executive officer’s performance includes feedback from the Board and members of our senior management team.  Management is responsible for developing and maintaining an effective compensation program throughout the Company.  The Committee’s charter lists the specific responsibilities of the Committee and can be found under the Investor Relations section of our website at www.AdvanceAutoParts.com.

The Committee has engaged Frederic W. Cook & Co., Inc. ("Cook"), an independent consulting firm, to provide advice and assistance to the Committee when making compensation decisions for our NEOs, as well as for other senior executives.  Cook reports directly to the Committee, and all services provided by Cook are provided on behalf of the Committee.  Cook provides information regarding market compensation levels and practices, assists the Committee in the review and evaluation of such compensation levels and practices and advises the Committee regarding compensation decisions, particularly with respect to the compensation of our chief executive officer.  Cook also provides information and advice on non-employee director compensation.  A principal of Cook attends meetings of the Committee, as requested, and communicates with the Chair of the Committee, as necessary or advisable, between meetings.  Cook does not provide any non-executive compensation services to us directly or indirectly through affiliates.  In 2014, Cook did not provide any services to us other than those requested by the Committee Chair and those related to Cook’s engagement as independent consultant to the Committee. The Committee has considered the independence factors in applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that the services performed by Cook did not raise any conflict of interest.

Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward – we pay for performance.  Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve outstanding operational and financial performance.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term performance goals that are structured to align the interests of executive officers with those of our stockholders;

•	our executive officers are rewarded for achieving sustainable, profitable growth;

•	our executive officers are rewarded for growing and retaining customer relationships;

•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and of our stockholders; and

•
compensation opportunities are competitively positioned with compensation opportunities for executive officers of our peer group so we can attract, retain and motivate the superior management talent essential to our long-term success.

Setting Executive Compensation

In determining appropriate compensation opportunities for our NEOs, the Committee reviews competitive market data provided by Cook on compensation practices among a peer group of other specialty retailers.  On behalf of the Committee, Cook conducts an annual review, which includes an annual competitive review of the compensation practices of our peer companies, including named executive officer pay levels and compensation mix.  This review also includes the aggregate long-term incentive grant practices of our peer companies, including potential share dilution from equity compensation grants, annual share usage and aggregate long-term incentive compensation costs.

The Committee considers information from the peer group regarding executive compensation levels and practices and our relative performance against peer companies.  Peer group companies are selected based on their similarity to us with respect to several factors, including sales, store and employee count, market capitalization, customer profile, and business-to-business and direct-to-customer business models.  Following the completion of our acquisition of GPI in early January 2014, the Committee adopted a revised peer group that includes several of our direct competitors as well as other specialty retailers with both commercial distribution and retail businesses more similar to our current size. The companies selected by the Committee to comprise the peer group used in competitive comparisons of executive compensation levels to help the Committee evaluate compensation opportunities for 2014 were:

AutoZone, Inc.	Genuine Parts Company	The Sherwin-Williams Company
Dollar General Corporation	LKQ Corporation	Staples, Inc.
Dollar Tree, Inc.	Office Depot, Inc.	Tractor Supply Company
Family Dollar Stores, Inc.	O’Reilly Automotive, Inc.	Wesco International, Inc.
Fastenal Company	PetSmart, Inc.	W.W. Grainger, Inc.

In August 2014, Cook completed its annual review of our comparative peer group to ensure the companies remained appropriate and relevant for use in competitive compensation analyses as well as to measure our relative performance.  No changes were made to the peer group at that time.

A similar, historically relevant peer group of companies is used for determination of our relative EVA performance for our annual performance-based long-term incentive awards granted prior to December 2013. The companies selected by the Committee to comprise the peer group for determination of our relative EVA performance ("EVA Peer Group") were:

AutoZone, Inc.	LKQ Corporation	The Sherwin-Williams Company
Bed Bath & Beyond Inc.	OfficeMax Incorporated	Tractor Supply Company
Dollar General Corporation	O’Reilly Automotive, Inc.	Uni-Select Inc.
Dollar Tree, Inc.	Pep Boys-Manny Moe & Jack	Wesco International, Inc.
Family Dollar Stores, Inc.	PetSmart, Inc.	Williams-Sonoma, Inc.
Fastenal Company	RadioShack Corporation	W.W. Grainger, Inc.
Genuine Parts Company

The Committee also utilized the 2014 National Retail Industry database provided by Hay Group, an independent consulting firm retained by management, as another reference point for executive compensation decisions in 2014.  Hay Group collected data from a broad group of over 140 retail companies with which we compete for key management and executive talent.  After adjusting the data using standard statistical methods based on revenue to make the information more comparable for a company of our size, Hay Group provided the compensation data to the Committee and Cook in a summary form.  The Hay Group compensation data provides a frame of reference for the Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our NEOs as well as other employees.  Due to the number of companies comprising the compensation data provided by Hay Group, the manner in which this data has been adjusted and the additional factors taken into consideration in determining the compensation for each executive, we believe that describing components of the compensation database in summary form better serves our investors’ understanding of our compensation policies than listing the more than 140 companies in the database.

Competitive Positioning of Executive Compensation Levels

For 2014, the Committee established base salary, annual incentive opportunities and long-term incentive target grants for our NEOs primarily with reference to the peer group data provided by Cook.  The Hay Group compensation data was used as a secondary reference point.  In general, we try to position total compensation, as well as each component of compensation for the NEOs, at the competitive median. Some of our NEOs may have some components of total compensation below the competitive median, for example, in the case where the executive is new to his or her position. The target annual cash compensation of our chief executive officer is between the 25th and 50th percentile in order to more strongly emphasize the long-term incentive component of his compensation. Executives have the potential to earn significantly higher compensation when our performance significantly exceeds performance goals or significantly lower compensation if our performance falls short of performance goals.

Executive Compensation Components

The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;

•	performance-based cash incentives, which are intended to link annual incentive compensation with our annual performance achievements and operating results;

•	long-term equity incentives, which are intended to link long-term incentive compensation with our long-term value creation; and

•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by our performance as compared to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and stockholders without encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our NEOs for Fiscal 2014 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components.

2014 Total Compensation Mix Table (a)

	Percentage of Total Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Darren R. Jackson	83%	17%	28%	72%	40%	60%
Michael A. Norona	71%	29%	35%	65%	54%	46%
George E. Sherman	74%	26%	36%	64%	53%	47%
O. Temple Sloan, III	79%	21%	24%	76%	40%	60%
Charles E. Tyson	70%	30%	36%	64%	56%	44%

(a)
Only amounts for base salary, annual incentive compensation and long-term incentive compensation (SARs and RSUs) were included in calculating the percentages in this table.  Other forms of compensation shown in the "Summary Compensation Table" are not included. These percentages are based on annualized target total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

Base Salary

The Committee reviews the information provided by Cook regarding executive officers’ base salary levels compared to the base salaries of executives of companies in our peer group as presented in their latest available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive officer’s individual performance and responsibilities to determine appropriate compensation for each executive officer.  The Committee has determined that, in order to enable us to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries at or slightly below the median of the Cook peer group data as described in the "Competitive Positioning of Executive Compensation Levels" section above.

In determining base salaries for executive officers, as well as in determining incentive compensation opportunities, the Committee reviews each executive officer’s performance on both an objective and subjective basis.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance, along with the executive’s scope of responsibilities and our performance.  All executives have goals established near the beginning of the fiscal year.  Each executive officer’s specific annual goals are related to our business strategy of focusing on improving financial and operational results.  Individual goals for Fiscal 2014 included sales growth, profit growth and customer and Team Member retention, as well as integration-related objectives.  These measures, as well as leadership expectations and professional development goals, are intended to drive improved business results during the fiscal year while increasing the long-term viability of the business.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if we have performed well as measured against our strategic goals, but an individual executive has fallen short of achieving his or her individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary at a constant level from one year to the next, or the Committee may approve a smaller salary increase than would have been the case if the executive had achieved his or her individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he or she may receive a salary increase even when our performance may have fallen short. The base salaries of Messrs. Jackson, Sherman and Tyson were increased in Fiscal 2014, as shown in the table below, in recognition of their key roles in the acquisition and integration of GPI and in light of their respective expanded roles and responsibilities with the increased scope and size of the Company following the GPI acquisition.

NEO Salary Increases in Fiscal 2014 Table

NEO	Base Salary Before Change	Base Salary After Change
Darren Jackson	$700,000	$975,000
George Sherman	$600,000	$675,000
Charles Tyson	$450,000	$475,000

Annual Incentive Plan

Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies.  Our AIP provides for the payment of cash bonuses based upon our performance in relation to predetermined financial targets established during the first quarter of the fiscal year.  For Fiscal 2014, we established incentive targets so that total annual cash compensation at the target level would achieve the Committee's desired positioning relative to market data, with the opportunity for higher total annual cash compensation for correspondingly higher performance.  The overall AIP potential varies depending upon the executive’s position.  For Fiscal 2014, Mr. Jackson's AIP target increased from 125 percent to 135 percent of base salary. Despite this increase, Mr. Jackson's target total annual cash compensation continues to be below the Cook peer group median. This target pay mix maintains the strong link of the CEO's compensation to longer-term performance and alignment with stockholders' interests through a higher proportion of equity compensation. AIP targets as a percentage of base salary for other NEOs were as follows: Mr. Sherman—100 percent; Mr. Norona—90 percent; Mr. Sloan—90 percent; and Mr. Tyson—85 percent.  The range of potential AIP payouts for 2014 ranged from zero to 200 percent of each executive officer’s incentive target, so that executives could earn above-target payouts when performance significantly exceeded our fiscal year financial plan, or would receive below-target or no payouts when performance fell short of our goals.  All AIP target opportunities for our NEOs are issued under the stockholder-approved 2007 Executive Incentive Plan.

The Committee approved our executives’ 2014 AIP design and financial targets in March 2014 as part of the annual financial and operating planning process established by the Board.  Under the AIP approved by the Committee for Fiscal 2014, performance measures included achieving targeted enterprise operating income and sales results. These performance measures were selected based on their alignment with our key strategies, and they were weighted to reflect the significance of the key performance indicators in driving stockholder value.  Enterprise operating income was weighted 80 percent and enterprise sales was weighted 20 percent in the evaluation of performance used to determine the executives’ annual incentive compensation opportunities. The enterprise operating income performance target for the NEOs included synergy targets and integration costs associated with integration of GPI into the Company, reflecting the importance of achieving the desired outcomes of the GPI acquisition. We needed to achieve a minimum of 94.5 percent of the target level of operating income or 99 percent of the target level of sales in Fiscal 2014 for NEOs to receive any 2014 AIP payments.

2014 Annual Incentive Plan Performance Results Table

The following table shows the actual performance results for Fiscal 2014, as well as the threshold and target performance levels for Fiscal 2014.

		2014 Potential Payout Levels
Measure	Performance Weight	Threshold(a)	100% of Target	200% of Target (Maximum)	Actual	Payout Percentage
Enterprise Operating Income ($ in millions)	80%	$901.1	$953.5	$1,006.0	$894.4	0.0%
Enterprise Sales ($ in millions)	20%	$9,855.0	$9,955.0	$10,054.0	$9,844.0	0.0%

(a) Threshold payout levels were 25 percent of target level for Enterprise Operating Income and 75 percent of target level for Enterprise Sales.

The target level Enterprise Operating Income and Enterprise Sales shown in the table above were established on a 53-week fiscal year basis, and target level and actual Enterprise Operating Income results exclude the impact of amortization related to the acquisition of GPI intangibles.  Despite delivering good financial results in Fiscal 2014, our performance with respect to Enterprise Operating Income and Enterprise Sales fell below the incrementally higher threshold levels established by the Committee. Accordingly, our NEOs received no 2014 AIP bonus payments.

For additional information about our AIP, please refer to the "2014 Grants of Plan-Based Awards Table" contained in this Proxy Statement, which shows the threshold, target and maximum incentive amounts payable under the plan for our Fiscal 2014 performance.

Long-Term Incentive Compensation

Our executives receive long-term incentive compensation intended to link their compensation to our long-term financial success.  We typically grant awards in December prior to the start of each three-year vesting and performance period.

December 2011 (2012-2014 Performance Period) and December 2012 (2013-2015 Performance Period) Awards

For the annual awards made in December 2011 and 2012, 50 percent of the target awards granted to Messrs. Jackson and Norona and 25 percent of the target awards to Mr. Tyson were awarded in the form of performance-based SARs and RSUs (restricted stock in 2011), which may vest based on our three-year EVA performance relative to a defined peer group. In May 2013, Mr. Sherman received a pro-rated annual award consistent with the terms of the awards granted to Messrs. Jackson and Norona in December 2012. The remaining portions of the target awards were awarded in the form of time-based SARs and RSUs (restricted stock in 2011), which vest in three approximately equal annual installments on the first three anniversaries of the date of grant, subject to the named executive officer’s continued employment. Commencing in December 2010, the terms of Mr. Jackson’s annual LTI awards require him to hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards and RSUs, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.

The performance-based portion of each of the December 2011 and 2012 awards may vest in whole or in part as of March 1 of the calendar year following the end of the 2012-2014 and 2013-2015 performance periods, respectively, after certification by the Committee of our EVA performance as compared to the EVA performance of the companies in the EVA compensation peer group described in the "Setting Executive Compensation" section of this Proxy Statement. EVA was adopted as the performance measure for these awards because it is a measure that is strongly aligned with the creation of long-term stockholder value.  For purposes of this program, EVA is defined as net operating profit after taxes ("After-Tax Operating Earnings"), less a charge for cost of capital as calculated on our total debt and equity ("Total Invested Capital") during the three-year performance period.  We utilize an independent consultant to prepare objective EVA performance calculations for us and our peer group companies for each performance period. The use of a peer group for these grants serves as a measurement of alignment of long-term incentive compensation earned by executives with stockholder value created relative to that of the peer companies.

The table below provides a summary of the performance vesting criteria of the December 2011 (performance period 2012-2014) and 2012 (performance period 2013-2015) long-term incentive grants to our NEOs.

2012-2014 and 2013-2015 Performance Vesting Table

Long-Term Incentive Shares Vested as Percent of Target -CEO and CFO (a)	Long-Term Incentive Shares Vested as Percent of Target -Senior Vice Presidents (a)(b)	Company EVA Performance Compared To EVA Peer Group (c)
200%	200%	80th Percentile or more
100%	100%	50th Percentile
50%	75%	40th Percentile or lower

(a)
Represents the percent of SARs, restricted stock and RSUs issued compared to the executive's target grant, inclusive of the time-based portion.  For example, 1,000 SARs at target can increase to 2,000 SARs at maximum vesting. Vesting levels are pro-rated on a graduated scale between the minimum (50%) and maximum (200%) vesting levels, or between the minimum (75%) and maximum (200%) vesting levels in the case of Senior Vice Presidents. Neither Mr. Sherman nor Mr. Sloan were employed by us at the time of the December 2011 and 2012 grants.

(b)	Mr. Tyson, who is currently an Executive Vice President, was a Senior Vice President at the time of the December 2011 and 2012 grants.
(c)    Companies comprising our EVA Peer Group are listed in the "Setting Executive Compensation" section of this Proxy Statement.

Settlement of December 2011 Awards (2012-2014 Performance Period)

Our relative EVA did not meet the required minimum threshold of performance; accordingly, this portion of the 2011 award did not vest for any of our NEOs.

December 2013 (2014-2016 Performance Period) and December 2014 (2015-2017 Performance Period) Awards

Beginning with the December 2013 annual award, the Committee modified both the composition of the award and the performance measures used to determine the amount of performance-based value that may be earned. In order to simplify the long-term incentive program and improve understanding of the program by all participants, the December 2013 and December 2014 awards reduced the number of LTI vehicles from four (time and performance-based RSUs and time and performance-based SARs) to two (time-based RSUs and performance-based SARs). Fifty percent of target grant value for Messrs. Jackson,

Sherman, Norona and Tyson was awarded in the form of stock-settled performance-based SARs, and 50 percent was granted in the form of time-based RSUs under the 2004 LTIP and the 2014 LTIP.

Messrs. Jackson, Norona, Sherman and Tyson were granted the majority of their awards for the 2014-2016 performance period in December 2013. Following the completion of our acquisition of GPI in early January 2014, on February 10, 2014, they each received additional equity grants under the 2004 LTIP, subject to the same goals for the 2014-2016 performance period. These additional grants were intended to bring each executive's target total direct compensation opportunity to a level competitive with our revised peer group of companies listed on page 26 of this Proxy Statement given our larger post-acquisition size. Mr. Sloan received a similar grant in February 2014 for the 2014-2016 performance period. In addition, he was awarded a new hire grant in February 2014 comprised solely of performance-based RSUs that will vest based on our performance during the 2014-2016 performance period based on the same performance criteria as the December 2013 annual grants. Mr. Sloan did not receive an LTI grant in December 2014.

In order to focus the efforts of our Team Members on two critical factors that consistently drive stockholder value, the Committee chose three-year cumulative operating income and three-year average comparable store sales growth, weighted equally, as the performance measures for the 2014-2016 and 2015-2017 performance periods. We believe the use of these performance measures will continue to focus management's efforts on generating business results that will grow stockholder value and provide long-term incentive plan participants with performance measures that are familiar, understandable and easily communicated. The use of operating income as a primary performance metric for our AIP and LTI programs provides for consistency and alignment between short-term and long-term decision-making.

2015-2017 Performance-Based SARs Vesting Table

The table below provides a summary of the performance vesting criteria for the December 2014 long-term incentive grants to our NEOs.

One half of the performance-based SARs may vest according to our operating income results during the performance period, according to the following schedule:

Potential Plan Payout Levels	Cumulative Operating Income Achieved During the Performance Period ($)	Potential Payout % of This Portion of LTI Award (a)
Maximum	109.7% of target level Operating Income	200%
Target	Target level Operating Income	100%
Threshold	90.9% of target level Operating Income	25%
Below Threshold	Below 90.9% of target level Operating Income	0%

The remaining 50 percent of the performance-based SARs may vest based upon our average annual comparable store sales growth during the performance period calculated in a manner consistent with our current comparable store sales policy, according to the following schedule:

Potential Plan Payout Levels	Average Annual Comparable Store Sales Growth During the Performance Period	Potential Payout % of This Portion of LTI Award (a)
Maximum	150% of target level growth	200%
Target	Target level growth	100%
Threshold	Threshold level growth	25%
Below Threshold	Below threshold level growth	0%

(a)
Represents the portion of performance-based SARs that may be earned as compared to the target level of the performance-based SARs granted to each executive.  For example, 1,000 SARs at target can increase to 2,000 SARs at maximum vesting. Vesting levels are pro-rated on graduated scales between the threshold (25%) and target (100%) vesting levels and between the target (100%) and maximum (200%) vesting levels.

The Committee established long-term incentive guidelines for each executive level after considering competitive long-term incentive grant values provided to similarly-positioned executives of the Cook peer group companies.  The Committee also considers the individual executive’s potential impact on our future performance and most recent performance evaluation when awarding individual grants.  The "Base Salary" section of this Proxy Statement provides more information regarding the factors considered to determine whether each individual executive’s award should be adjusted as compared to the guideline level previously established for the executive.

All equity awards to executive officers are approved by the Committee.  The Committee approved the guidelines for the December 2014 annual long-term incentive awards and the final performance metrics prior to the December 1, 2014 grant date. The approved grant values were converted into a number of SARs and RSUs based on the closing price of our common stock on the date of grant and for the SARs, the Black-Scholes value.  Executives who are hired or promoted during the fiscal year are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  For newly hired executive officers, the Committee approves compensation arrangements containing equity awards as deemed appropriate.  The "2014 Grants of Plan-Based Awards" and "Outstanding Equity Awards at 2014 Fiscal Year-End" tables contained in this Proxy Statement provide additional information about NEOs’ 2014 long-term incentive awards.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with our other eligible employees, once they meet eligibility requirements. We provide the same match offered to all our employees.  During 2014, we matched 75 percent of each dollar up to five percent of executives’ contributions or the maximum contributions permitted by Internal Revenue Service ("IRS") plan testing limitations, whichever is lower.  Commencing in 2015, we will match the lower of 50 percent of each dollar up to six percent of executives' contributions or the maximum contributions permitted by IRS plan testing limitations. Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, we have established a non-qualified deferred compensation plan for NEOs and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings in 2014.  Earnings on deferrals, if any, depend on the market-based investment funds selected by the executives.  We do not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.  Distribution of deferred compensation payments must occur at least six months following termination of employment.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary into our Deferred Stock Unit Plan.  Deferred earnings are converted into equivalent stock units of our stock at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives must make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in our stock.

Detailed information about deferrals made by NEOs is presented in the "2014 Non-Qualified Deferred Compensation Table" contained in this Proxy Statement.

Other Compensation

Taxable perquisite allowances are provided to NEOs and certain other executives under our Executive Choice Plan.  In 2014 at the Committee’s recommendation, the Company changed the Executive Choice Plan from a paid allowance to a reimbursement program supporting executives’ personal financial planning, to enable executives to take full advantage of the Company’s compensation programs and encourage Team Members to take appropriate action relative to their financial affairs. Eligible executives receive reimbursement for services they receive for financial/estate planning, tax planning/preparation, and associated legal fees. The Committee believes the reimbursement amounts provided are reasonable and consistent with the objectives of the overall compensation program and better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of Executive Choice for NEOs.  For 2014, the maximum reimbursement amounts available were unchanged from the 2013 paid allowances provided: $15,000 for our Chief Executive Officer and $10,000 for our other NEOs, except Mr. Sloan, who was not eligible to receive reimbursement. Reimbursement amounts for NEOs are included in the "Summary Compensation Table" contained in this Proxy Statement.

Our NEOs are also eligible for personal use of our aircraft on a limited basis subject to certain limitations set forth in the aircraft use policy approved by the Committee, which limits the maximum value to $100,000 for personal use by our Chief Executive Officer on an annual basis.  Personal use of our aircraft by other NEOs must be approved by the Chief Executive Officer.  Executives do not receive tax gross-ups with respect to their perquisite allowances or personal use of our aircraft.

In order to take advantage of synergies following the acquisition of GPI, in June 2014 the Board approved plans to close our Minneapolis, Minnesota and Campbell, California offices and relocate their operations to existing offices in Newark, California, Roanoke, Virginia and Raleigh, North Carolina. During 2014, the Company also began relocating various corporate functions between its existing offices in Roanoke and Raleigh. In connection with these office relocations and closings, the Company relocated several employees during 2014, including Messrs. Norona, Sherman and Tyson. In connection with these relocations, the Board approved the establishment of a relocation program which includes moving expense reimbursement, home sale assistance and tax reimbursements.

Employment Agreements

We compete for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives.  Accordingly, we have entered into employment agreements with all NEOs and other selected senior executives.  The agreements for Messrs. Jackson, Sherman, Norona and Tyson automatically renew for an additional one-year term unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  We entered into an employment agreement with Mr. Jackson on January 7, 2008, when he became our President and Chief Executive Officer.  We entered into an employment agreement with Mr. Norona on June 4, 2008. We entered into employment agreements with Messrs. Sherman and Tyson effective April 29, 2013. During Fiscal 2014, the employment agreements of Messrs. Norona, Sherman and Tyson were amended effective June 17, 2014 to provide their employment location would be Raleigh, North Carolina, in conjunction with our establishment of our second store support center following our acquisition of GPI.

The respective agreements for Messrs. Jackson, Sherman, Norona and Tyson specify annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary.  The performance measures are determined by the Committee annually and are consistent with the measures applied to other senior executives.  Each NEO is eligible to participate in all of our applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, we have agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus, in the case of Messrs. Jackson, Norona, Sherman and Tyson, an amount equal to the executive’s target level bonus in effect at the time of the executive's death.

In the event of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s target level annual bonus then in effect in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In addition, under the terms of the long-term incentive awards, if the executive’s employment is terminated on account of death or disability, all time-based restricted stock, RSUs and SARs granted to the executive pursuant to our 2004 and 2014 LTIPs or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or restricted shares or RSUs, the performance-based SARs and restricted shares or RSUs will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro-rata basis for the time that the executive was employed during the performance period.  For grants awarded prior to December 3, 2012, the pro rata amount of performance SARs or restricted shares that will become eligible for exercise or issuance will be no fewer than the total number of shares at target level less the previously vested portion of the time-based SARs and restricted shares. For grants awarded on or after December 3, 2012, the pro rata amount of performance SARs or RSUs that will become eligible for exercise or issuance will be based on our actual performance through the end of the performance period.

For Messrs. Jackson, Norona, Sherman and Tyson, if we terminate the executive’s employment without "Due Cause" or if the executive terminates his or her employment for "Good Reason," as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect. Mr. Jackson is also entitled to the prorated value, if any, of the annual Executive Choice Plan.  In addition, Messrs. Jackson, Sherman and Tyson will be entitled to receive an amount equal to an average of the past three years’ annual bonus payments, and Mr. Norona will be entitled to receive an amount equal to an average of the past five years' annual bonus payments. For grants awarded prior to December 3, 2012, any performance-based grants of SARs and restricted stock will vest immediately as of the date of the executive’s termination of employment at the target level and in the same ratio as the executive’s time-vested SARs and restricted shares.  For grants awarded on or after December 3, 2012, any performance-based grants of SARs and RSUs will vest immediately on a pro-rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter. Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees and to receive outplacement services for a period of up to one year.

If, within twelve months after a Change in Control, we terminate the executive officer’s employment other than for Due Cause, death or disability, or the executive terminates the executive officer’s employment for Good Reason, Messrs. Jackson, Norona, Sherman and Tyson will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the target annual bonus amount then in effect. Mr. Jackson is also entitled to receive the prorated value, if any, of the annual Executive Choice Plan.  In addition, we will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-based restricted stock, SARs and stock options granted to the executive prior to December 3, 2012, pursuant to our 2004 LTIP will vest and become exercisable if not then vested or exercisable.  Performance-based SARs and restricted stock will vest immediately on a pro rata basis based on our actual performance over the completed portion of the performance period prior to the Change in Control event.  However, the pro rata amount of performance SARs and restricted stock that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-vested share awards. For grants made on or after December 3, 2012, all time-based SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter prior to the Change in Control event. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In the event of a Change in Control, the employment agreements with Messrs. Jackson, Norona, Sherman and Tyson provide that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to him (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by him, determined on an after-tax basis. The Change in Control payments are not eligible for tax gross-up payments.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  Each executive has also agreed not to compete with us, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  Mr. Jackson has agreed that he will not compete with us for two years following his termination of employment.  In order to receive any payments or benefits under the employment agreement after termination of employment, the executive or his legal representative must execute a release that is satisfactory to us. Information regarding applicable potential payments under such agreements for the NEOs is provided under the heading "Potential Payments Upon Termination of Employment or Change in Control Table" contained in this Proxy Statement.

The employment agreements with all of our NEOs provide that any incentive compensation granted to the executive by us is subject to our Incentive Compensation Clawback Policy as adopted by our Board or the Compensation Committee from time to time. Our Board adopted an Incentive Compensation Clawback Policy in November 2012. The policy provides that the Incentive Compensation of a Covered Employee, as those terms are defined in the policy, may be required to be repaid if the Covered Employee's fraud or willful misconduct caused us to prepare an accounting restatement due to material non-compliance with financial reporting requirements.

Effective immediately following the closing of the GPI acquisition on January 2, 2014, the Board appointed O. Temple Sloan, III to serve as a director and member of the Board's Finance Committee. We also entered into an employment agreement with Mr. Sloan, who continued to be employed by us as the President of GPI through fiscal year 2014. The agreement provided for an initial term of one year that would automatically renew for an additional one-year term unless either party provided notice of non-renewal at least 60 days prior to the end of the then effective term.  Mr. Sloan's agreement provided for an annual base salary of $550,000 and an annual performance-based cash target bonus of 90 percent of his base salary. The agreement provided benefits upon termination of employment consistent with the agreements of Messrs. Sherman and Tyson except that if Mr. Sloan's employment was terminated at the end of a then-current employment term following a notice of non-renewal, he would be entitled to the equivalent benefits he would receive if his employment was terminated by us other than for Due Cause.  We agreed to this term as part of his negotiated employment agreement because we believed it was important to retain Mr. Sloan post-closing to facilitate a successful and efficient integration of GPI due to his integral knowledge and understanding of GPI's history, business, customers and employees. Upon termination of employment, Mr. Sloan is bound by standard confidentiality, non-disparagement, and non-compete provisions for a period of 24 months and similar obligations arising in connection with the GPI acquisition. Mr. Sloan did not receive non-management director compensation in 2014. He was eligible to and did receive LTI awards as a member of management during his tenure as President of GPI, but he did not receive an annual LTI grant in December 2014.

Effective January 4, 2015, Mr. Sloan’s employment agreement was not renewed for 2015, but he has continued his service with the Company as a member of the Board of Directors. He has received payments in conjunction with his termination of employment consistent with the terms of his employment agreement, and the LTI awards he received during his employment will continue to vest so long as he continues to serve as a director. Commencing with fiscal year 2015, Mr. Sloan will be compensated as a non-management director.

Effective September 15, 2011, our Board appointed Mr. Jimmie L. Wade, who previously served as our President, to serve as a director and a member of the Board's Finance Committee. Effective January 1, 2012, Mr. Wade transitioned from his role as our President. He continues to be employed by us reporting to the Chief Executive Officer and continues to provide us with strategic leadership. Mr. Wade entered into a new employment agreement effective January 1, 2012, which replaced his prior employment agreement and provided for an annual base salary of $150,000 and a reduced lump sum severance payment equal to $300,000 if his employment with us ends as the result of death or if we terminate his employment without "Due Cause" or if Mr. Wade terminates his employment for "Good Reason," as defined in the agreement, or following a Change in Control, as defined in the 2004 LTIP. Mr. Wade's employment agreement also provides for a reduction in Change in Control payments in the manner described above with regard to our NEOs' employment agreements. In the event of termination of employment due to disability as defined in the agreement, Mr. Wade will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect in addition to the benefits payable under our qualified group disability plan.  Mr. Wade's agreement continues to contain standard confidentiality, non-disparagement, non-interference and non-compete provisions. Mr. Wade does not receive non-management director compensation, but he is eligible to receive an annual grant of restricted stock awards with a value of at least $100,000. On March 4, 2014, his agreement was amended, effective January 1, 2014, to increase his annual base salary to $250,000 and to provide that he is entitled to receive an annual grant of time-based restricted stock or RSU awards with a value of at least $250,000 in conjunction with his agreement to assume additional strategic and leadership responsibilities related to the GPI integration and talent development of our senior leadership. The amended agreement also permits Mr. Wade to elect continued medical coverage following termination of employment until age 65 in the event that the medical coverage benefit provided by his agreement would otherwise expire before that time. On March 12, 2015, his agreement was amended, effective January 1, 2015, to decrease his annual base salary to $185,000 and to provide that he is entitled to receive an annual grant of time-based restricted stock or RSU awards with a value of at least $125,000 to compensate him for the ongoing strategic leadership he will provide in 2015 as well as more closely align his compensation with the non-management members of the Board. His agreement remains unchanged in all other respects.

Special Bonuses
Following the completion of our acquisition of GPI in January 2014, the Compensation Committee approved the payment of special bonuses in an aggregate amount of $1,520,000, to be allocated among certain executive officers and other Team Members, including Mr. Norona, for such officers’ and employees’ extraordinary efforts in connection with the acquisition.

Ownership Guidelines

We have had stock ownership guidelines in place since 2006 that prescribe required levels of stock ownership and the timeline for achieving the required levels of stock ownership by NEOs and members of our Board.  These guidelines are designed to further strengthen and align our leadership with stockholders’ interests and to enhance stockholder value over the long term.  Details of the current guidelines are included in the "Stock Ownership Guidelines for Directors and Executive Officers" section of this Proxy Statement and are posted on our website.  As of the end of our 2014 fiscal year, Messrs. Jackson, Norona and Tyson have achieved their required ownership levels.  All other executives are currently progressing toward meeting the required ownership guidelines.

The terms of Mr. Jackson’s awards commencing in December 2010 and continuing through December 2014 require him to hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.

Tax Deductibility of Pay

In designing our executive compensation programs, we consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to our NEOs.  Compensation paid in accordance with a stockholder approved performance-based incentive plan is exempt from Section 162(m) and is tax-deductible by us.  Our 2007 Executive Incentive Plan was established and approved by our stockholders in 2007.  All 2014 annual incentives available to our NEOs and all performance-based long-term incentives awarded in 2014, were subject to performance measures established and certified by the Committee consistent with the provisions of the Executive Incentive Plan.  The stockholder-approved 2004 and 2014 LTIPs enable us to exclude from the $1,000,000 limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our NEOs.  SARs and the performance-based portion of our restricted shares and RSUs meet the tax-deductibility requirements of Section 162(m) of the Internal Revenue Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-based restricted stock or RSUs, which are not considered performance-based under Section 162(m) of the Internal Revenue Code.  Accordingly, awards of time-vested restricted stock or RSUs are generally not deductible by us to the extent that an individual's compensation exceeds the $1,000,000 limit of Section 162(m).  However, the Committee retains the authority to award compensation which may not be fully deductible by us. At the 2012 Annual Meeting, our stockholders re-approved the performance objectives for the 2007 Executive Incentive Plan and the 2004 LTIP to maintain the Committee's ability to grant qualified "performance-based" compensation under Section162(m) of the Internal Revenue Code. The 2014 LTIP was approved by our stockholders at the 2014 Annual Meeting.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned by our chief executive officer, principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years. Fiscal year 2014 was comprised of 53 weeks.

			Bonus	Stock Awards	Option or SAR Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (g) (h) (i)
Name and Principal Position		Salary	(a)	(b) (d) (e)	(c) (d) (e)	(f)	(j) (k)	Total
	Year	($)	($)	($)	($)	($)	($)	($)

Darren R. Jackson	2014	$930,288	—	$1,625,160	$1,625,031	$—	$123,232	$4,303,711
Chief Executive Officer	2013	700,000	—	1,375,028	1,375,018	774,962	57,926	4,282,934
	2012	700,000	—	687,505	2,062,503	—	56,726	3,506,734

Michael A. Norona	2014	560,570	150,000	450,066	450,057	—	395,815	2,006,508
EVP, Chief Financial Officer	2013	528,847	—	400,097	400,017	425,120	16,750	1,770,831
	2012	494,242	—	199,974	600,033	—	20,638	1,314,887

George E. Sherman	2014	670,674	—	600,110	600,037	—	581,962	2,452,783
President	2013	415,382	—	634,684	903,877	398,548	190,725	2,543,216
	2012	—	—	—	—	—	—	—

O. Temple Sloan, III (l)	2014	553,022	—	1,200,150	400,009	—	2,845	2,156,026
Former President, GPI	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Charles E. Tyson	2014	478,375	—	350,091	350,041	—	447,406	1,625,913
EVP, Merchandising, Marketing & Supply Chain	2013	436,779	—	280,348	340,906	312,658	15,924	1,386,615
	2012	398,475	—	87,511	262,500	—	14,008	762,494

(a)	Represents a special cash bonus of $150,000 Mr. Norona received in Fiscal 2014 for the key role he played in the acquisition of GPI.

(b)
Represents the grant date fair value of RSUs granted for each year.  The grant date fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 19 of our consolidated financial statements in the 2014 Form 10-K filed with the SEC on March 3, 2015. See the "2014 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2014 Fiscal Year-End Table" in this Proxy Statement for information on stock awards granted in 2014 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 ("ASC Topic 718"), and do not correspond to the actual value that may be realized by the NEOs.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(c)
Represents the grant date fair value of SARs granted for each year.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of our consolidated financial statements in the 2014 Form 10-K filed with the SEC on March 3, 2015. See the "2014 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2014 Fiscal Year-End Table" in this Proxy Statement for information on SARs awards granted in 2014 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be realized by the NEOs.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(d)	The maximum value for awards (based on grant-date fair values), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

Name	Year	RSUs Maximum Grant-Date Fair Value ($)	SARs Maximum Grant-Date Fair Value ($)	Maximum Grant-Date Fair Value of Stock Awards and SARs ($)

Mr. Jackson	2014	$—	$3,250,061	$3,250,061
	2013	700,007	2,750,036	3,450,044
	2012	1,375,011	4,125,006	5,500,017

Mr. Norona	2014	—	900,114	900,114
	2013	541,790	800,034	1,341,825
	2012	399,874	1,200,066	1,599,940

Mr. Sherman	2014	—	1,200,074	1,200,074
	2013	802,680	1,807,755	2,610,435
	2012	—	—	—

Mr. Sloan	2014	800,100	800,017	1,600,117
	2013	—	—	—
	2012	—	—	—

Mr. Tyson	2014	—	700,082	700,082
	2013	505,903	681,811	1,187,714
	2012	175,023	524,942	699,965

For 2013, amounts for RSUs represent the maximum value of the special long-term incentive grants and any off-cycle grants that executives received. Beginning with the December 2013 grant, the target award for purposes of calculating performance vesting consists solely of the performance award granted.  Therefore, except for the RSU amount shown for Mr. Sloan, the maximum value does not include RSUs granted to executives between December 2013 and December 2014 due to fact that they are 100 percent time-based. For Mr. Sloan, the 2014 amount represents the grant of performance-based RSUs that he received in February 2014 following the GPI acquisition. More information is provided in the "2014 Grants of Plan-Based Awards Table" in this Proxy Statement.

(e)
Messrs. Jackson, Norona, Sherman and Tyson received an off-cycle grant of RSUs and SARs in February 2014 in recognition of their increased job responsibilities after the GPI acquisition. Mr. Sloan received an off-cycle grant of RSUs and SARs in February 2014 following the GPI acquisition. More information is provided in the "2014 Grants of Plan-Based Awards Table" in this Proxy Statement.

(f)
For 2013, amounts in this column were paid to the named executives in February 2014, for the preceding fiscal year’s performance according to the terms of the annual incentive plans in effect for each respective year. No annual incentive awards were earned for 2012 and 2014 performance.

(g)	Includes Company matching contributions according to the terms of the Company's 401(k) plan.

(h)	Includes life insurance premiums paid by the Company for each executive.

(i)
Includes executive allowances reimbursed for each executive in 2014. Information about these taxable perquisites is discussed under the heading "Other Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

(j)
Includes relocation benefits and related tax gross-up payments for Messrs. Jackson, Norona, Sherman and Tyson with respect to their relocation to Raleigh in 2014, pursuant to the terms of the relocation policy approved by the Compensation Committee. As is common for relocation packages of this nature, their relocation packages included full reimbursement for any taxable payments related to the relocation. Reportable compensation for Mr. Jackson includes reimbursement of $14,043 for temporary living expenses. Reportable compensation for Mr. Norona includes relocation benefits in the amount of $75,244, the incremental cost to the Company of the purchase and subsequent sale of Mr. Norona's home in the amount of $237,500, calculated as the difference between the amount paid to him for his home and the subsequent value received by the Company upon the sale of the property (subject to closing), and $66,165 for related tax reimbursement payments. Reportable compensation for Mr. Sherman includes relocation benefits in the amount of $88,939, the incremental cost to the Company of the purchase and subsequent sale of Mr. Sherman's home in the amount of $340,000, calculated as the difference between the amount paid to him for his home and the subsequent value received by the Company upon the sale of the property, and $147,639 for related tax reimbursement payments. Reportable compensation for Mr. Tyson includes relocation benefits in the amount of $264,506 and $174,037 for related tax reimbursement payments.

(k)
This column also includes the value of any personal use of the Company aircraft calculated at the incremental cost to the Company related to personal use of the Company aircraft.  Individual expenses related to aircraft use for 2012, 2013 and 2014 are provided in accordance with the Company's aircraft use policy. For 2014, reportable compensation for Mr. Jackson is $86,499 related to Company aircraft use.  The incremental cost to the Company for personal use of Company aircraft is calculated based on our primary variable operating costs, including fuel, maintenance and other miscellaneous variable costs.  All personal use of the Company aircraft is reportable as taxable wages for executives and no tax reimbursements are provided by the Company.

(l)
Mr. Sloan received his first annual grant of time-based RSUs and performance-based SARs in February 2014 and a new hire grant of performance-based RSUs after he joined the company following the GPI acquisition.

2014 Grants of Plan-Based Awards Table
The following table sets forth information concerning grants of cash and stock-based awards made under our annual and long-term incentive plans during 2014.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures.  The performance measures are more fully described under the heading "Annual Incentive Plan" in the Compensation Discussion and Analysis section of this Proxy Statement.  The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described under the heading "Long-Term Incentive Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise Price of Option Awards ($/sh) (e)	Grant Date Fair Value of Stock and Option Awards ($) (f)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Jackson	1/1/2014 (a)	431,731	$1,233,516	$2,467,033	—	—	—	—	$—	$—
	2/10/2014 (b)	—	—	—	1,099	4,396	8,792	—	123.32	125,022
	2/10/2014 (b)	—	—	—	—	—	—	1,014	—	125,046
	12/1/2014 (c)	—	—	—	11,171	44,683	89,366	—	147.07	1,500,008
	12/1/2014 (c)	—	—	—	—	—	—	10,200	—	1,500,114
Mr. Norona	1/1/2014 (a)	173,248	494,994	989,988	—	—	—	—	—	—
	2/10/2014 (b)	—	—	—	220	880	1,760	—	123.32	25,027
	2/10/2014 (b)	—	—	—	—	—	—	203	—	25,034
	12/1/2014 (c)	—	—	—	3,165	12,661	25,322	—	147.07	425,030
	12/1/2014 (c)	—	—	—	—	—	—	2,890	—	425,032
Mr. Sherman	1/1/2014 (a)	231,328	660,938	1,321,876	—	—	—	—	—	—
	2/10/2014 (b)	—	—	—	440	1,759	3,518	—	123.32	50,026
	2/10/2014 (b)	—	—	—	—	—	—	406	—	50,068
	12/1/2014 (c)	—	—	—	4,096	16,384	32,768	—	147.07	550,011
	12/1/2014 (c)	—	—	—	—	—	—	3,740	—	550,042
Mr. Sloan	1/1/2014 (a)	173,250	495,000	990,000	—	—	—	—	—	—
	2/10/2014 (b)	—	—	—	3,516	14,065	28,130	—	123.32	400,009
	2/10/2014 (d)	—	—	—	1,622	6,488	6,488	—	—	800,100
	2/10/2014 (b)	—	—	—	—	—	—	3,244	—	400,050
Mr. Tyson	1/1/2014 (a)	139,921	399,774	799,547	—	—	—	—	—	—
	2/10/2014 (b)	—	—	—	440	1,759	3,518	—	123.32	50,026
	2/10/2014 (b)	—	—	—	—	—	—	406	—	50,068
	12/1/2014 (c)	—	—	—	2,234	8,937	17,874	—	147.07	300,015
	12/1/2014 (c)	—	—	—	—	—	—	2,040	—	300,023

(a)	The non-equity incentive plan information represents our 2014 annual incentive plan.

(b)
In February 2014, except in the case for Mr. Sloan who received his first annual grant, our executives received additional target grants for the 2014-2016 performance period according to approved LTI guidelines of executive compensation following the closing of the GPI acquisition. 50 percent of their award value was granted in the form of performance-based SARs and the remaining 50 percent granted in the form of time-based RSUs. The performance-based SARs may be earned on March 1, 2017, following certification by the Committee of the performance vesting achievement level during fiscal years 2014 through 2016. Our financial performance must meet the threshold level for executives to become eligible to receive any performance-based SARs. At the threshold level of performance, executives receive 25 percent of performance-based SARs.  In order for the executive officers to earn the full performance-based SARs, our financial performance must equal the target level. If our financial performance exceeds the target level, executive officers may receive additional SARs up to a maximum of an additional 100 percent of the performance-based SARs. The time-based RSUs awarded to each executive for the February 2014 grants will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(c)
For the December 2014 grants, Messrs. Jackson, Norona, Sherman and Tyson received 50 percent of their target annual award value granted in the form of performance-based SARs and the remaining 50 percent granted in the form of time-based RSUs, which are shown in separate rows, respectively.  The performance-based SARs may be earned on March 1, 2018, following certification by the Committee of the performance vesting achievement level during fiscal years 2015 through 2017. Our financial performance must meet the threshold level for executives to become eligible to receive any performance-based SARs. At the threshold level of performance, executives receive 25 percent of the target level of performance-based SARs. In order for the executive officers to earn the full performance-based SARs, our financial performance must equal the target level. If our financial performance exceeds the target level, executive officers may receive additional SARs up to a maximum of an additional 100 percent of the performance-based SARs. The time-based RSUs awarded to each executive for the December 2014 grants will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(d)
In February 2014, shortly after his becoming an employee of the Company, Mr. Sloan received a special new hire grant in the form of 100 percent performance-based RSUs. The performance-based RSUs may be earned on March 1, 2017, following certification by the Committee of the performance vesting achievement level during fiscal years 2014 through 2016. Our financial performance must meet the threshold level for Mr. Sloan to become eligible to receive any performance-based RSUs. At the threshold level of performance, Mr. Sloan receives 25 percent of the target level of performance-based RSUs. In order to earn the full performance-based RSUs, our financial performance must meet or exceed the target level.

(e)	Stock prices shown are the exercise price of any SAR grants based on the closing price of our common stock on the date of grant.

(f)
The aggregate grant date fair value of the awards was computed in accordance with ASC Topic 718. The attainment of target level for performance awards was deemed probable at the date of grant for the December 1, 2014 annual grant and for the February 10, 2014 off-cycle grant. Accordingly, the grant date fair value was calculated at target level for these awards.

The time-vested portions of the RSU awards granted in 2014 include rights to receive dividend payments in the same amount as paid to our stockholders, but do not include voting rights. Performance-based RSUs do not include dividend or voting rights. We paid quarterly cash dividends of $0.06 per share in 2014. All SAR grants have a term of seven years and must be settled in shares of our common stock.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our NEOs that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Jackson	12/1/2009	91,674	—	—	$40.38	12/1/2016	—	$—	—	$—
	12/1/2010	82,893	—	—	66.15	12/1/2017	—	—	—	—
	12/1/2011	51,640	—	—	68.75	12/1/2018	—	—	—	—
	12/3/2012	35,826	17,913	11,285	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		1,566	248,305	987	156,432
	3/1/2013 (c)	—	—	—	—		—	—	4,583	726,680
	12/12/2013	—	—	64,027	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		8,494	1,346,809	—	—
	2/10/2014 (d)	—	—	4,946	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		1,014	160,780	—	—
	12/1/2014	—	—	11,171	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		10,200	1,617,312	—	—
Mr. Norona	12/1/2009	38,200	—	—	40.38	12/1/2016	—	—	—	—
	12/1/2010	23,270	—	—	66.15	12/1/2017	—	—	—	—
	12/1/2011	15,962	—	—	68.75	12/1/2018	—	—	—	—
	12/3/2012	10,422	5,212	3,283	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		456	72,303	287	45,485
	3/1/2013 (c)	—	—	—	—		—	—	3,274	519,125
	8/12/2013 (c)	—	—	—	—		—	—	253	40,116
	12/12/2013	—	—	18,627	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		2,472	391,960	—	—
	2/10/2014 (d)	—	—	990	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		203	32,188	—	—
	12/1/2014	—	—	3,165	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		2,890	458,238	—	—
Mr. Sherman	5/28/2013 (e)	3,619	7,238	2,280	83.63	5/28/2020	—	—	—	—
	5/28/2013 (e)	—	—	—	—		537	85,147	169	26,805
	5/28/2013 (c)	—	—	—	—		—	—	3,189	505,648
	12/12/2013	—	—	23,283	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		3,089	489,792	—	—
	2/10/2014 (d)	—	—	1,979	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		406	64,375	—	—
	12/1/2014	—	—	4,096	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		3,740	593,014	—	—
Mr. Sloan	2/10/2014 (h)	—	—	15,823	123.32	2/10/2021	—	—	—	—
	2/10/2014 (h)	—	—	—	—		3,244	514,369	4,055	642,961
Mr. Tyson	5/20/2008 (f)	5,093	—	—	38.94	5/20/2015	—	—	—	—
	12/1/2009	15,602	—	—	40.38	12/1/2016	—	—	—	—
	12/1/2010	9,454	—	—	66.15	12/1/2017	—	—	—	—
	12/1/2011	9,859	—	—	68.75	12/1/2018	—	—	—	—
	12/3/2012	6,840	3,420	718	73.17	12/3/2019	—	—	—	—
	12/3/2012	—	—	—	—		299	47,409	63	9,956
	3/1/2013 (c)	—	—	—	—		—	—	2,665	422,562
	5/28/2013 (g)	1,222	2,444	256	83.63	5/28/2020	—	—	—	—
	5/28/2013 (g)	—	—	—	—		182	28,858	19	2,997
	5/28/2013 (c)	—	—	—	—		—	—	229	36,310
	12/12/2013	—	—	11,642	107.93	12/12/2020	—	—	—	—
	12/12/2013	—	—	—	—		1,545	244,975	—	—
	2/10/2014 (d)	—	—	1,979	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		406	64,375	—	—
	12/1/2014	—	—	2,234	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		2,040	323,462	—	—

Footnotes to Outstanding Equity Awards at 2014 Fiscal Year-End Table:

(a)
Includes grants of SARs.  All time-based SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The amounts shown for SARs granted in December 2009 represent the time-based portion of the grants and the performance-based portion of the grants vesting at slightly above the target level. The amounts shown for SARs granted in December 2010 and December 2011 represent the time-based portion of the grants only since there was no pay-out for the performance-based portion of the grants because our relative EVA results for the 2011-2013 and 2012-2014 performance periods did not meet the minimum threshold level of performance. The amounts shown for SARs granted in December 2012 and May 2013 represent the time-based portion of the grants and the performance-based portion of the grants at threshold level. The amounts shown for SARs granted in December 2013 and February 2014 represent performance-based SARs at the threshold level for fiscal year 2014 operating income and maximum level for 2014 annual comparable store sales growth. The amounts shown for SARs granted in December 2014 represent performance-based SARs at the threshold level. For December 2012 and May 2013, threshold represents a 21 percent pay-out of the performance-based SARs. For December 2013 and February 2014, the mix of threshold for cumulative operating income and maximum for annual comparable store sales growth represents a 112.5 percent pay-out of the performance SARs. For December 2014, threshold represents a 25 percent pay-out of the performance-based SARs. The performance-based SAR awards shown in this table as Equity Incentive Plan Awards granted in December 2012, December 2013 and December 2014, may be eligible for exercise on March 1, 2016, March 1, 2017 and March 1, 2018 respectively, following certification by the Committee of the performance vesting achievement level.  The May 2013 grants to Messrs. Sherman and Tyson may be eligible for exercise on May 28, 2016 upon completion of vesting. The February 2014 grants to all executives may be eligible for exercise on March 1, 2017.

(b)
Stock awards listed in the table granted on or after December 3, 2012 are awards of RSUs.  All awards of time-based RSUs listed in the table vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of our common stock as of January 2, 2015 ($158.56), the last day that our common stock was traded during fiscal year 2014.  The amounts shown for RSUs granted in December 2012 and May 2013 represent the time-based portion of the grants and the performance-based portion of the grants at the threshold level, or a 21 percent pay-out of the performance-based awards. The performance-based RSUs granted in December 2012 may vest on March 1, 2016, following certification by the Committee of the performance achievement level. The May 2013 grants to Messrs. Sherman and Tyson may vest on May 28, 2016. The amounts shown for RSUs granted in December 2013, February 2014 and December 2014 represent the time-based RSUs only. The amount shown for the special new hire award granted to Mr. Sloan in February 2014 represents the performance-based RSUs at the threshold level for fiscal year 2014 operating income and maximum level for 2014 annual comparable store sales growth, or a 62.5 percent pay-out of the award. These performance-based RSUs may vest on March 1, 2017 following certification by the Committee of the performance achievement level. The amounts shown for the special long-term incentive awards granted in March 2013, May 2013 and August 2013 represent the threshold level of performance-based RSUs, or a 50 percent pay-out of these awards. These performance-based RSUs may vest on March 1, 2016 following certification by the Committee of the performance achievement level.

(c)
On March 1, 2013, Messrs. Jackson, Norona, and Tyson received special long-term incentive grants under our 2004 LTIP. Under the same program, pro-rated grants were made on May 28, 2013 to Mr. Sherman in conjunction with his employment as our President on April 21, 2013 and to Mr. Tyson in conjunction with his promotion on April 21, 2013, and on August 12, 2013 to Mr. Norona in recognition of his increased responsibilities. These performance-based RSUs may vest on March 1, 2016 (or on the third anniversary of the grant date for the pro-rated grants to Messrs. Sherman, Tyson and Norona) following certification by the Committee of the performance vesting achievement level. The amounts shown for these performance-based RSUs represent the threshold level of performance.

(d)
On February 10, 2014, Messrs. Jackson, Norona, Sherman and Tyson received additional target annual equity grants under our 2004 LTIP. These grants were based on the same structure and performance measures as the December 2013 grants.

(e)
Effective upon Mr. Sherman's employment as our President on April 21, 2013, Mr. Sherman received a pro-rated annual equity grant and a pro-rated special long-term incentive grant under our 2004 LTIP on May 28, 2013. The pro-rated annual grant was valued at $538,506 and consisted of 75 percent SARs and 25 percent RSUs. The time-based portion of the SARs and RSUs represents 50 percent of the target awards and will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the performance-based portion of the SARs and RSUs represents the remaining 50 percent of target awards and may vest on the third anniversary of the grant date, based on the same performance measures as the December 2012 grants and our relative EVA performance for the 2013-2015 performance period.

(f)
On May 20, 2008, pursuant to the terms of Mr. Tyson's offer of employment, Mr. Tyson received an equity grant under our 2004 LTIP that included 15,093 SARs.  The SARs vested in three approximately equal annual installments commencing on the first anniversary date of the grant.

(g)
Following a promotion in April 2013, Mr. Tyson received a prorated, off-cycle equity grant under our 2004 LTIP on May 28, 2013. The grant consisted of 75 percent SARs and 25 percent restricted stock units. The time-based portion of the SARs and RSUs represents 75 percent of target awards and will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the performance-based portion of the SARs and RSUs represents the remaining 25 percent of target awards and may vest on the third anniversary of the grant date, based on the same performance measures as the December 2012 grants and our relative EVA performance for the 2013-2015 performance period.

(h)
Following the GPI acquisition, Mr. Sloan received his annual equity grant and a special new hire grant totaling $1,600,159 under the 2004 LTIP on February 10, 2014. The annual grant was valued at $800,059 and consisted of 50 percent performance-based SARs and 50 percent time-based RSUs. This grant was based on the same performance measures as the December 2013 grants. The special new hire grant was valued at $800,100 and consisted of 100 percent performance-based RSUs. The maximum vesting of the performance-based RSUs is 100 percent of the target level.

2014 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our NEOs who exercised stock options or SARs and vested in stock awards during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Jackson	7,500	$612,653	7,479	$1,163,682
Mr. Norona	—	—	2,207	343,127
Mr. Sherman	—	—	1,812	279,883
Mr. Sloan	—	—	—	—
Mr. Tyson	—	—	1,480	226,988

2014 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2014.  We do not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions (a)	Aggregate Earnings (b)	Aggregate Withdrawals/ Distributions (c)	Aggregate Balance at January 3, 2015
Mr. Jackson	$—	$247,769	$—	$2,080,719
Mr. Norona	257,016	38,179	432,017	509,049
Mr. Sherman	323,795	28,197	—	457,160
Mr. Sloan	—	—	—	—
Mr. Tyson	—	—	—	—

(a)
Additional information is provided under "Retirement Savings Programs" in the CD&A section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.

(b)
Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.  For Mr. Jackson, the amounts reported also include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on our stock price.

(c)	Mr. Norona received a partial distribution of his deferred compensation consistent with the terms of his deferral election.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments, stock incentives, and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on January 3, 2015, the last day of our 2014 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Jackson
Cash Severance (d)	$—	$—	$1,608,750	$2,291,250	$1,233,321	$4,582,500
Stock Incentives (e) (f)	—	—	13,061,149	13,061,149	8,158,352	13,061,149
Cont'd Medical Coverage (g)	—	—	7,541	—	7,541	7,541
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	15,000	15,000
Life Insurance	—	—	—	975,000	—	—
Disability Insurance Payout (h)	—	—	585,000	—	—	—
	$—	$—	$15,262,440	$16,327,399	$9,426,214	$17,678,190
Mr. Norona
Cash Severance (d)	$—	$—	$660,000	$1,045,000	$830,436	$2,090,000
Stock Incentives (e) (f)	—	—	4,330,815	4,330,815	2,931,073	4,330,815
Cont'd Medical Coverage (g)	—	—	7,541	—	7,541	7,541
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	550,000	—	—
Disability Insurance Payout (h)	—	—	330,000	—	—	—
	$—	$—	$5,328,356	$5,925,815	$3,781,050	$6,440,356
Mr. Sherman
Cash Severance (d)	$—	$—	$877,500	$1,350,000	$874,274	$2,700,000
Stock Incentives (e) (f)		—	2,827,290	2,827,290	1,052,618	2,827,290
Cont'd Medical Coverage (g)	—	—	7,541	—	7,541	7,541
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	675,000	—	—
Disability Insurance Payout (h)	—	—	405,000	—	—	—
	$—	$—	$4,117,331	$4,852,290	$1,946,433	$5,546,831
Mr. Sloan (i)
Cash Severance	$—	$—	$—	$—	$550,000	$—
Cont'd Medical Coverage	—	—	—	—	7,161	—
Outplacement	—	—	—	—	12,000	—
	$—	$—	$—	$—	$569,161	$—
Mr. Tyson
Cash Severance (d)	$—	$—	$546,250	$878,750	$579,219	$1,757,500
Stock Incentives (e) (f)	—	—	2,399,230	2,399,230	1,214,987	2,399,230
Cont'd Medical Coverage (g)	—	—	7,541	—	7,541	7,541
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	475,000	—	—
Disability Insurance Payout (h)	—	—	285,000	—	—	—
	$—	$—	$3,238,021	$3,752,980	$1,813,747	$4,176,271

Footnotes to Potential Payments Upon Termination of Employment or Change in Control Table:

(a)
Voluntary termination without Good Reason (except for "Non-Renewal" in the case of Mr. Sloan and as defined in his agreement) or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of our Substance Abuse Policy.

(b)
The employment agreements of our NEOs provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason.  The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives (except in the case of Mr. Sloan); or (iv) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation.  For Mr. Jackson, the definition of "Good Reason" includes failure of the Nominating Committee of the Board to re-nominate him for election as a director or the Board requiring that he no longer report to the Board.  Upon termination of employment by us other than for Due Cause or by the executive for Good Reason, the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years (five years in the case of Mr. Norona). Mr. Jackson is entitled to the prorated value of the annual Executive Choice Plan.  The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for fiscal years 2012, 2013 and 2014 (2010-2014 in the case of Mr. Norona). In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2004 LTIP), the executive’s employment is terminated by us other than for Due Cause or, in the case of Messrs. Jackson, Norona, Sherman and Tyson, by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary; (ii) two times the amount equal to the executive’s target bonus; and (iii) for Mr. Jackson only, the prorated value of the annual Executive Choice Plan.

(d)
In the case of voluntary termination without Good Reason in the case of Messrs. Jackson, Norona, Sherman or Tyson or termination for Due Cause, the executive would be ineligible to receive a cash severance payment.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount in the case of Messrs. Jackson, Norona, Sherman or Tyson. In the event that employment of Messrs. Jackson, Norona, Sherman or Tyson is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus.

(e)
Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during Fiscal 2014 ($158.56).

(f)
The terms of the executives’ SAR and restricted stock agreements provide that upon termination of employment due to death or disability, any remaining previously unvested time-based SARs or shares of restricted stock or RSUs will vest immediately.  Performance-based SARs and shares of restricted stock or RSUs will vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period.  For grants awarded prior to December 3, 2012, the SARs and shares vested will be no fewer than the total SARs and shares at the target level.  For grants awarded on December 3, 2012, or after, the SARs and RSUs vested will be based on our performance. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time-based shares will continue to vest commensurate with the vesting period of the award.  Performance-based SARs and restricted stock or RSUs vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to retirement during the performance period.  For grants awarded prior to December 3, 2012, the shares vested will be no fewer than the total SARs and shares at the target level.  For grants awarded on December 3, 2012, or after, the shares vested will be based on our performance. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason in the case of Messrs. Jackson, Norona, Sherman or Tyson, performance-based SARs and restricted stock will vest immediately as of the date of termination at the target level and in the same ratio at which the time-based awards have vested for grants awarded prior to December 3, 2012. For grants awarded on December 3, 2012, or after, a pro rata portion of the performance-based SARs and RSUs will vest immediately based on the amount of time employed during the performance period and our performance as of the date of the executive's termination of employment. The terms of the executives’ SAR and restricted stock agreements for grants awarded prior to December 3, 2012, provide that any remaining previously unvested, time-based shares will immediately vest upon Change in Control.  Performance-based shares will immediately vest on a pro-rata basis commensurate with the performance period prior to the Change in Control event, provided that the pro-rata shares are no fewer than the total shares at the target level. For awards granted on December 3, 2012, or after, all time-based SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and our performance as of the termination date.

(g)	Amounts provided for continued medical coverage represent our cost of providing one year of health care coverage to the executive at the same cost as active employees.

(h)	Disability amounts shown consist of the amount the executives would receive under our qualified plan.

(i)
Mr. Sloan became a non-employee director on January 4, 2015. According to the terms of his employment agreement, Mr. Sloan received a total cash severance payment of $562,000, consisting of cash severance in amount of $550,000, and he is entitled to outplacement services valued at $12,000. The LTI awards he received during his employment will continue to vest so long as he continues to serve as a director.

PROPOSAL NO. 2

STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

At the 2014 Annual Meeting of Stockholders, nearly 98% of the shares voted were cast in support of our compensation program for executive officers. Stockholders previously voted to conduct an advisory vote annually as a simple means for us to obtain information on investor sentiment about our executive compensation philosophy and practices. We encourage you to review the Compensation Discussion and Analysis and vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.  Because your vote is advisory, it will not be binding on our Board, our Compensation Committee or us, and we will not be required to take any action as a result of the outcome of the vote on this proposal.  However, the Board’s Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures.

We have a long history of delivering strong strategic and financial results for our stockholders and serving our customers and the community.  The executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive these strategic and financial results.  We believe our executive compensation programs are structured in the best manner possible to support us and our business objectives, as well as to support our culture and traditions.  We are poised to provide an engaged work force and to continue our long-standing tradition of excellence and delivery of strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.  This balance is evidenced by the following:

•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.  If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives.

•	We maintain the highest level of corporate governance over our executive pay programs.

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee, our Chief Executive Officer and other key leaders, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses our executive compensation programs and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 25, 2015.

Name	Age	Position
Darren R. Jackson	50	Chief Executive Officer and Director
George E. Sherman	53	President
Tammy M. Finley	48	Executive Vice President, Human Resources, General Counsel and Corporate Secretary
Michael A. Norona	51	Executive Vice President, Chief Financial Officer
Charles E. Tyson	53	Executive Vice President, Merchandising, Marketing and Supply Chain
William H. Carter	44	Senior Vice President, Business Development and Integration
Jill A. Livesay	46	Senior Vice President, Controller and Chief Accounting Officer

Our executive officers are elected by and serve at the discretion of our Board.  There are no family relationships among any of our executive officers.  Set forth below is a brief description of the business experience of all executive officers other than Mr. Jackson and Mr. Sloan, who are also Directors and whose business experience is set forth in the "Nominees for Election to Our Board" section of this Proxy Statement.

Mr. Sherman, President, joined us in April 2013. Mr. Sherman is responsible for our operations, merchandising, marketing, commercial sales, supply chain and information technology functions. Mr. Sherman served as the Senior Vice President, Best Buy Services, for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from June 2009 to March 2013. Prior to that position, he served in various positions with The Home Depot, Inc., a home improvement specialty retailer, as Senior Vice President and President, Home Depot Home Services from October 2007 to February 2009, as Senior Vice President, Operations from January 2006 to October 2007 and as Vice President Store Operations from January 2005 to January 2006. Prior to January 2005, Mr. Sherman served in executive positions with Mervyn's Department Stores, and in escalating management positions with Target Corporation. Before joining Target, Mr. Sherman served as an officer in the United States Air Force.

Ms. Finley, Executive Vice President, Human Resources, General Counsel and Corporate Secretary, joined us in 1998 and has held her current position since January 2015. From March 2013 to January 2015, she served as Senior Vice President, Human Resources. From March 2010 to March 2013, she served as Vice President, Employment Counsel and Government Affairs. From September 2007 to March 2010, she served as Vice President, Employment Counsel. From January 2003 to September 2007, she served as Vice President, Staffing and Team Member Relations. From March 1998 to January 2003, she served as Assistant Vice President, Human Resources. Prior to joining Advance, Ms. Finley worked as a labor and employment attorney with The Center for Employment Law, PC, and as a Staff Attorney with the Virginia Supreme Court.

Mr. Norona, Executive Vice President, Chief Financial Officer, joined us in February 2008. Mr. Norona is responsible for all our finance functions. Before joining us, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008. Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004. From June 1988 to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately serving as head of Finance with Future Shop, Best Buy's Canadian subsidiary. Mr. Norona is a member of the Certified General Accountants (CGA) of Canada and holds a Professional Accounting Designation (CPA, CGA).

Mr. Tyson, Executive Vice President, Merchandising, Marketing and Supply Chain joined us in March 2008 and has served in his current position since April 2013. From August 2011 to April 2013, he served as Senior Vice President, Merchandising and Marketing. From March 2008 to August 2011, he served as Senior Vice President, Merchandising. Prior to joining Advance, Mr. Tyson was the Senior Vice President, Merchandising and Technology with OfficeMax, Inc., from March 2005 to February 2008. Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005. He worked for Office Depot, Inc., from October 1997 to September 2001 where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

Mr. Carter, Senior Vice President, Business Development and Integration, joined us in April 2011 and has served in his current role since December 2013. From July 1, 2012 to December 2013, he served as Senior Vice President, Commercial and Operations Support. From July 2011 to July 1, 2012, he served as Senior Vice President, Commercial and Field Operations Support. From April 2011 to July 2011, Mr. Carter served as Senior Vice President, DIY and Commercial Operations Support. Prior to joining Advance, Mr. Carter served as a partner at Bain & Company, a global management consulting firm, where he worked for over 11 years. As a member of the firm's Global Industrial Goods and Retail practices, he led growth strategy, operations improvement and organizational projects. Prior to joining Bain, Mr. Carter served in the United States Navy.

Ms. Livesay, Senior Vice President, Controller and Chief Accounting Officer, joined us in July 1995 and has served in her current position since December 2013. From July 2005 to December 2013, she served as Senior Vice President, Controller. During her tenure, she has served in several leadership roles in accounting and finance. In January 2002, she became Vice President, Accounting, a position she held until October 2004, when she became Vice President, Controller. Prior to joining Advance, Ms. Livesay worked for KPMG LLP, a public accounting firm. Ms. Livesay is a certified public accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 25, 2015 by:

•	each person or entity that beneficially owns more than five percent of our common stock;

•	each member of our Board;

•	each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 25, 2015 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 73,155,613 shares of our common stock outstanding at the Record Date, plus shares that may be issued or acquired within 60 days of March 25, 2015 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage

Wellington Management Company, LLP(a)	10,132,612	13.8%
280 Congress Street
Boston, MA 02210

Lazard Asset Management LLC(b)	4,951,779	6.7%
30 Rockefeller Plaza
New York, NY 10112

BlackRock, Inc.(c)	4,791,504	6.5%
55 East 52nd Street
New York, NY 10022

The Vanguard Group(d)	4,420,843	6.0%
100 Vanguard Blvd.
Malvern, PA 19355

Executive Officers, Directors and Others(e)
John F. Bergstrom	13,854	*
John C. Brouillard	24,338	*
Fiona P. Dias	9,700	*
John F. Ferraro	208	*
Darren R. Jackson	311,228	*
Adriana Karaboutis	208	*
Michael A. Norona	135,090	*
William S. Oglesby	18,051	*
J. Paul Raines	10,853	*
Gilbert T. Ray	21,603	*
Carlos A. Saladrigas	37,253	*
George E. Sherman	4,913	*
O. Temple Sloan, III	1,000	*
Charles E. Tyson	48,068	*
Jimmie L. Wade	26,820	*
All executive officers and directors as a group (18 persons)	698,981	0.9%

*    Less than 1%

(a)
Based solely on a Schedule 13G filed with the SEC on February 12, 2015 by Wellington Management Company, LLP ("Wellington Management"), Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 10,132,612 shares which are held of record by clients of Wellington Management.

(b)
Based solely on a Schedule 13G filed with the SEC on January 29, 2015 by Lazard Asset Management LLC, Lazard Asset Management LLC is the beneficial owner of 4,951,779 shares and has sole dispositive power of 4,951,779 shares and voting power of 1,219,036 shares.

(c)
Based solely on a Schedule 13G filed with the SEC on January 29, 2015 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 4,791,504 shares and has sole dispositive power of 4,791,504 shares and voting power of 4,402,739 shares.

(d)
Based solely on a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, The Vanguard Group is the beneficial owner of 4,420,843 shares and has sole dispositive power of 4,357,667 shares and voting power of 70,303 shares.

(e)	The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	Options and/or SARS exercisable within 60 days of March 25, 2015

John F. Bergstrom	9,322	—
John C. Brouillard	14,899	—
Fiona P. Dias	9,700	—
John F. Ferraro	208	—
Darren R. Jackson	3,289	170,359
Adriana Karaboutis	208	—
Michael A. Norona	—	87,854
William S. Oglesby	14,212	—
J. Paul Raines	10,851	—
Gilbert T. Ray	12,971	—
Carlos A. Saladrigas	16,997	—
George E. Sherman	—	3,619
O. Temple Sloan, III	277	—
Charles E. Tyson	—	42,977
Jimmie L. Wade	—	—
All executive officers and directors as a group (18 persons)	92,934	332,341

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock ownership guidelines are in place for our NEOs and other key employees to further align the interests of members of management with the interests of our stockholders. The ownership requirement may be satisfied through beneficial ownership of our stock, DSUs and time-based restricted stock and RSUs. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are deferred until his or her service as a director ceases.  The ownership requirement for our CEO is six times his annual base pay. The ownership requirement for our President and Executive Vice Presidents is two times their annual base pay and one times annual base pay for our Senior Vice Presidents.  Executives are expected to achieve their respective levels of stock ownership within five years of the date they enter the listed positions.  Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs until the guideline ownership levels have been reached.  Shares or units held by a director or an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless certain specified requirements are met. The Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually.  As of the end of 2014, current ownership and anticipated future stock vesting of all executives are projected to satisfy the executives' respective stock ownership requirements by their requisite ownership requirement dates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2014, except that for each of John F. Bergstrom, John C. Brouillard, Fiona P. Dias, William S. Oglesby, J. Paul Raines, Gilbert T. Ray and Carlos A. Saladrigas, one Form 4 to report a grant of DSUs as part of director compensation and one Form 4 to report the reinvestment of DSU dividends into additional DSUs were filed late; for Mr. Jackson, one Form 4 to report the reinvestment of DSU dividends into additional DSUs was filed late; and for Tammy M. Finley, one Form 4 to report shares withheld to satisfy tax obligations upon the lapse of restrictions on a grant of RSUs was filed late.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans on January 3, 2015.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans(c)
Equity compensation plans
approved by stockholders (d)	967,829	$81.15	4,821,617

Equity compensation plans
not approved by stockholders	—	—	—

Total	967,829	$81.15	4,821,617

(a)
Includes the shares that would be issued upon exercise of outstanding restricted stock, RSUs, performance-based RSUs and DSUs and the net shares that would be issued upon exercise of outstanding SARs and performance-based SARs and is based on management's estimate of the probable vesting outcome for performance-based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance-based awards is 1,893,554.

(b)	Includes weighted average exercise price of outstanding SARs only based on management's estimate of the probable vesting outcome for performance-based awards.

(c)	Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance-based awards.

(d)	Includes the 2014 LTIP and remaining awards outstanding under the 2004 LTIP.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2015

Our Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for fiscal year 2015.  Deloitte also served as our independent registered public accounting firm for fiscal year 2014.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2015.

Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2015.

 2014 and 2013 Audit Fees
The following table summarizes the aggregate fees billed by Deloitte for 2014 and 2013 for the following professional services:

	2014	2013
	($ in thousands)
Audit Fees (a)	$4,631	$1,890
Audit-Related Fees (b)	1,241	1,653
Tax Fees (c)	295	84
All Other Fees (d)	1,774	—
Total	$7,941	$3,627

(a)	Fees for audit services billed for 2014 and 2013 consisted of fees for:

•	the audit of our annual financial statements, including the opening balance sheet of General Parts International, Inc. ("GPI") upon acquisition;

•	the attestation of management’s assessment and effectiveness of internal controls, including GPI, as required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviews of our quarterly financial statements; and

•	statutory and regulatory audits, consents and other services related to SEC matters.

(b)
Fees for audit-related services billed in 2014 consisted primarily of advisory services related to GPI's accounting processes and procedures. Fees for audit-related services billed in 2013 consisted of due diligence services pertaining to our acquisition of GPI.

(c)	Tax fees billed in 2014 were primarily related to the acquisition of GPI. Tax fees billed in 2013 were related to tax planning strategies as well as state tax related matters.

(d)
All other fees are for any other services not included in the first three categories and consisted primarily of fees related to consulting services associated with integration planning for accounting and other administrative functions of GPI.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2014. The increase in fees as compared to 2013 is primarily related to services provided in connection with the acquisition of GPI.

In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence.  The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2015.

AUDIT COMMITTEE REPORT
We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of at least three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the Audit Committee’s current chair, Mr. Saladrigas, is the Audit Committee "financial expert," as defined by SEC rules.
Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or "independent accountants," is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on Advance’s financial statements.
During 2014 we met eleven times, including seven times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2014 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2014;

•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;

•	met with management and the independent accountants to review and approve the fiscal year 2014 audit plan;

•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;

•	met with management and the independent accountants to review the audited financial statements for the year ended January 3, 2015, and internal controls over financial reporting as of January 3, 2015;

•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;

•	reviewed and discussed the quarterly earnings press releases;

•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;

•	reviewed the processes by which risk is assessed and mitigated; and

•	completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard No. 16, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and Advance’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended January 3, 2015.
We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services are compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2015.
We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair    John F. Ferraro
John C. Brouillard        Adriana Karaboutis
Gilbert T. Ray

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL ENTITLED "RIGHT TO ACT BY WRITTEN CONSENT"

The Company has received a stockholder proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of at least 50 shares of our common stock (the "Proponent"). The Proponent has requested that the proposal set forth below in italics (the "Chevedden Proposal") be presented for a vote at our Annual Meeting:

“Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However it takes 25% of Advance Auto Parts shareholders, from only those shareholders with at least one-year of continuously stock ownership, to call a special meeting.

Thus potentially 50% of Advance Auto Parts shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the Advance Auto Parts one-year rule. The average holding period for stock is less than one-year according to "Stock Market Investors Have Become Absurdly Impatient."

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

Our inside-related Chairman John Brouillard (on our audit committee also) was negatively flagged by GMI Ratings, an independent investment research firm, because of his tenure on the Eddie Bauer Holdings board when it filed for bankruptcy. Other inside-related directors included Jimmie Wade, Temple Sloan and William Oglesby. The Advance Auto Parts board lacked an independent majority and a fully independent audit committee (a serious concern for shareholders according to GMI).

Darren Jackson was given $12 million in 2013 Total Realized Pay. GMI said unvested equity pay partially or fully accelerate upon CEO termination. Advance Auto Parts pays long-term incentives to executives without requiring our company to perform above the median of its peer group.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent-Proposal 4."

BOARD OF DIRECTOR’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 4:

Our Certificate of Incorporation prohibits action by written consent similar to what is being recommended in the Chevedden Proposal. After careful consideration, our Board has determined that the Chevedden Proposal would not enhance stockholder value and would not be in the best interests of the Company and its stockholders. The Board therefore recommends that you vote AGAINST the Chevedden Proposal.

Action by written consent can result in certain stockholders being denied the ability to vote or otherwise have a say on a proposed corporate action. Such democratic suppression runs contrary to the Board’s belief that all stockholders should have access to a forum for deliberation, discussion and inquiry concerning proposed corporate actions. The written consent process set forth in the Chevedden Proposal eliminates such forum, resulting in a decision making process that is less transparent, less democratic and less open than the process afforded by stockholder meetings. As such, the Board believes that the Chevedden Proposal is contrary to the best interests of the Company’s stockholders and that the most appropriate forum to ensure democratic protection is at an appropriately called annual or special meeting of stockholders. Stockholder meetings not only give stockholders the opportunity to discuss and interact among themselves, allowing all opinions to be heard, they also give stockholders the added benefit of prior notice of such meetings, permitting time to deliberate before a vote is held. In addition, stockholder meetings give stockholders an opportunity to consider the recommendations of the directors who owe a fiduciary duty to promote the stockholders’ best interests.

To promote our stockholders’ ability to deliberate and participate in the decision making process, in 2013 the Board proposed, and our stockholders adopted, amendments to our organizational documents to afford the ability to call a special meeting of stockholders to stockholders who hold, continuously for at least one year, at least 25% of the outstanding common stock of the Company, in the aggregate. Similar to the written consent procedures in the Chevedden Proposal, this ability to call a special meeting gives stockholders the power to take actions outside of the annual stockholder meetings. However, unlike the Chevedden Proposal, this special meeting provision does not sacrifice the Company’s previously implemented procedural protections designed to ensure that all stockholders have the opportunity to deliberate, discuss and vote on proposed corporate actions. In contrast, the Chevedden Proposal would allow select stockholders to propose and approve critical actions without requiring any advance notice to all of the Company’s stockholders or to the Company itself. If passed, the Chevedden Proposal would allow short-term or special interest investors- who do not owe fiduciary duties to the Company’s stockholders- to bypass the Company’s existing stockholder democracy protections and to marginalize smaller stockholders. In anticipation of these dangers and to preserve stockholder democracy, the Company’s organizational documents currently prohibit stockholder action by written consent.

The Company’s prohibition of stockholder action by written consent also serves other critical functions -- it is designed to persuade a party making an unsolicited bid for the Company to negotiate with the Board to reach terms that are fair and in the best interests of all stockholders and to prevent hostile bidders from taking actions that are contrary to the best interests of the stockholders as a whole. When confronted with a takeover bid, the Board, being in the best position to negotiate and evaluate such offer, assesses the merits of the bid and develops a plan of action designed to promote the best interests of the Company’s stockholders as a whole. The Company believes this is the best means to protect stockholders from abusive takeover tactics. If we were to implement the Chevedden Proposal, self-interested bidders could utilize the written consent process to replace our directors, gain control and approve a sale of the Company while potentially forfeiting a control premium to stockholders. Hostile actions such as these could cause our stockholders to receive a lower return on their investment in the Company than they might otherwise have received had our Board been afforded the opportunity to evaluate the proposed actions and/or seek higher-return alternatives.

The existing stockholder right to call a special meeting and the existing procedural protections set forth in our Certificate of Incorporation also safeguard against unnecessary expenses and disruptions to our stockholders. Action by written consent may waste valuable company resources and create confusion among stockholders. When a proposal for written consent is against the best interests of the stockholders as a whole, the Company may have to spend valuable time and money to defend against such a proposal. In addition, since there is no limit on the number of written consent proposals that may be proposed, multiple stockholders could solicit several unclear and contradictory written consent proposals, causing confusion among stockholders. It should be noted that the Proponent presented the same proposal at last year’s Annual Meeting and the Company’s stockholders rejected the proposal. The Board has again reviewed the Chevedden Proposal and continues to believe that implementation of the Chevedden Proposal is inappropriate and contrary to the best interests of our stockholders.

The Company’s organizational documents are carefully constructed to allow our Board to be responsive to stockholder concerns and to protect stockholders from the dangers presented by actions by written consent. Contrary to the false and misleading statements contained in the Chevedden Proposal, the Company’s organizational documents, as revised in recent years, reflect the Company’s commitment to exceptional corporate governance and long-term stockholder value. These governance practices include:

•
Elimination of supermajority voting - In 2013, the Board recommended and the stockholders approved amendments to the Company’s Certificate of Incorporation and Bylaws to eliminate supermajority voting requirements.

•
Stockholders’ right to call a special meeting - In 2013, the Board also recommended and the stockholders approved amendments to the Company’s Certificate of Incorporation and Bylaws to provide stockholders holding, continuously for at least one year, at least 25%, in the aggregate, of the outstanding common stock of the Company the ability to call a special meeting of stockholders.

•
Independent Board - Our Board is primarily comprised of independent directors, with a majority of our directors being independent pursuant to the listing standards of the New York Stock Exchange. Likewise, every director on the Company’s Audit Committee is deemed independent pursuant to the “bright line independence” criteria set forth in such listing standards.

•	Declassified Board - The Company does not have a classified Board and instead provides for annual elections of directors.

•
Majority Voting of Directors - In August 2008, upon the recommendation of the Nominating and Corporate Governance Committee, we proactively amended our organizational documents and implemented a majority vote standard for the election of directors in uncontested elections.

•
Pay-for-Performance Compensation Philosophy - The Company’s pay-for-performance philosophy for executive compensation allows the Company to maximize stockholder value by enabling us to attract and retain highly experienced and successful executives to manage our business. Under this approach, if our stockholder value declines, the equity compensation delivered to our executives declines as well. As an added safeguard of stockholder value, the percentage of each our executive’s total compensation that is linked to Company performance increases with such executive’s level of responsibility within the Company. Our stockholders have expressed overwhelming support of our executive compensation programs, and the Compensation Committee of the Board continues to consider the views of our stockholder as they review and tailor the Company’s compensation practices.

Our Board and Nominating and Corporate Governance Committee regularly review our corporate governance practices and emerging trends in corporate governance. In addition, we have consistently reevaluated our governance practices to align the interests of the Company with the interests of our stockholders. Implementation of the Chevedden Proposal would hamper these protections.

Therefore, given the Company’s continuing commitment to the interests of its stockholders as a whole, and for the reasons set forth above, the Board believes that implementation of the Chevedden Proposal is inappropriate and contrary to the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST PROPOSAL NO. 4

OTHER MATTERS

A copy of our 2014 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material, but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, Human Resources, General Counsel and Corporate Secretary

Roanoke, Virginia
April 6, 2015

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or telephone, there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87028-P60107

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends that you vote "FOR" all Nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) John C. Brouillard
03) Fiona P. Dias
04) John F. Ferraro
05) Darren R. Jackson
06) Adriana Karaboutis
07) William S. Oglesby
08) J. Paul Raines
09) Gilbert T. Ray
10) Carlos A. Saladrigas
11) O. Temple Sloan, III
12) Jimmie L. Wade

The Board of Directors recommends that you vote "FOR" Proposals 2 and 3.

	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2015.	☐	☐	☐

The Board of Directors recommends that you vote "AGAINST" Proposal 4.

	For	Against	Abstain
4. Advisory vote on Stockholder Proposal on the ability of Stockholders to act by written consent if presented at the annual meeting.	☐	☐	☐

Transact other business that may properly come before the meeting or any meetings held upon any adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2015 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M87029-P60107

- PROXY - Advance Auto Parts **- PROXY -**

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Tammy M. Finley and Michael A. Norona, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., EDT on Wednesday, May 20, 2015, at Advance Auto Parts, Inc., 5008 Airport Rd., Roanoke, VA 24012, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2015 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ______________________________

____

(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage pre-paid envelope.